Filed Pursuant to Rule 424(b)(2)
Registration No. 333-191833

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 27, 2013)

4,000,000 Shares

Costamare Inc.
8.75% SERIES D CUMULATIVE REDEEMABLE PERPETUAL
PREFERRED STOCK
(LIQUIDATION PREFERENCE $25 PER SHARE)

We are offering 4,000,000 shares of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, liquidation preference $25.00 per share (the “Series D Preferred Stock”).

Dividends on the Series D Preferred Stock are cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of January, April, July and October of each year, when, as and if declared by our board of directors. The initial dividend on the Series D Preferred Stock offered hereby will be payable on July 15, 2015. Dividends will be payable out of amounts legally available therefor at a rate equal to 8.75% per annum of the stated liquidation preference.

At any time on or after May 13, 2020, the Series D Preferred Stock may be redeemed, in whole or in part, out of amounts available therefor, at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared.

We intend to apply to have the Series D Preferred Stock listed on the New York Stock Exchange. Currently, there is no public market for the Series D Preferred Stock.

Investing in our Series D Preferred Stock involves a high degree of risk. Our Series D Preferred Stock has not been rated. See “Risk Factors” beginning on page S-18 of this prospectus supplement and page 3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 5, 2015.

	Per Share	Total
Public offering price	$25.00	$100,000,000
Underwriting discount(1)	$0.7875	$3,150,000
Proceeds, before expenses, to Costamare Inc.	$24.2125	$96,850,000

(1)	See “Underwriting”.

We have granted the underwriters an option to purchase up to an additional 600,000 shares of Series D Preferred Stock solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,622,500, and total proceeds to us before expenses will be $111,377,500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Series D Preferred Stock against payment in New York, New York on or about May 13, 2015.

Joint Bookrunners
Morgan Stanley	UBS Investment Bank	Credit Suisse	J.P. Morgan	Stifel

May 6, 2015

i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about securities we may offer from time to time. Generally, when we refer to the “prospectus,” we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation by Reference.” To the extent the description of our securities in this prospectus supplement differs from the description of our securities in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

It is expected that delivery of the shares of Series D Preferred Stock will be made on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the Series D Preferred Stock (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series D Preferred Stock on the initial pricing date of the Series D Preferred Stock or the next succeeding business day will be required, by virtue of the fact that the Series D Preferred Stock initially will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors on page S-18 of this prospectus supplement and beginning on page 3 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”), on March 5, 2015 (“Annual Report on Form 20-F”).

Unless we otherwise specify, when used in this prospectus supplement, the terms “Costamare,” the “Company,” “we,” “our” and “us” refer to Costamare Inc. and its subsidiaries and/or any one of them, except that when such terms are used in this prospectus supplement in reference to the common stock, the 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Series B Preferred Stock”) or the 8.50% Series C Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) or the Series D Preferred Stock, they refer specifically to Costamare Inc.

We use the term “twenty foot equivalent unit”, or “TEU”, the international standard measure of containers, in describing the capacity of our containerships.

Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find Additional Information” and “Incorporation by Reference” for information about us, including our financial statements.

Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars.

Unless otherwise indicated, all data regarding our fleet and the terms of our charters is as of May 5, 2015 and references to our fleet at future dates assume there have been no additional acquisitions pursuant to the Framework Deed (the “Framework Agreement”) between the Company and its wholly- owned subsidiary, Costamare Ventures Inc. (“Costamare Ventures”), on the one hand, and York Capital Management Global Advisors LLC and an affiliated fund (collectively, together with the funds it manages or advises, “York”), on the other, by vessel-owning joint venture entities in which we hold a minority equity interest (any such entity, referred to as a “Joint Venture entity”, and any such jointly-owned vessel, including any vessel under construction, referred to as a “Joint Venture vessel”) and no dispositions.

Our Company

We are an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of May 5, 2015, we had a fleet of 69 containerships aggregating approximately 458,000 TEU, including ten newbuilds on order, making us one of the largest public containership companies in the world, based on total TEU capacity. At that date, our fleet consisted of (i) 59 vessels in the water, aggregating approximately 331,000 TEU and (ii) 10 newbuild vessels aggregating approximately 127,000 TEU that are scheduled to be delivered to us through the fourth quarter of 2016, based on the current shipyard schedule. As of May 5, 2015, 14 of our containerships, including ten newbuilds, had been acquired pursuant to the Framework Agreement with York by vessel-owning Joint Venture entities in which we hold a minority equity interest.

We principally deploy our containerships on long-term, fixed-rate time charters to take advantage of the stable cash flows and high utilization rates typically associated with long-term time charters. Time-chartered containerships are generally employed on long-term charters to liner companies that charter-in vessels on a long-term basis as part of their business strategies. As of May 5, 2015, the average (weighted by TEU capacity) remaining time-charter duration for our fleet of 69 containerships was approximately 4.0 years, based on the remaining fixed terms and assuming the exercise of any owner’s options and the non-exercise of any charterer’s options under our containerships’ charters. As of March 31, 2015, our fixed-term charters represented an aggregate of $1.9 billion of contracted revenue, assuming the earliest redelivery dates possible and 365 revenue days per annum per containership (which amount includes our ownership percentage of contracted revenue for the existing Joint Venture vessels). Ten of these charters include an option exercisable by either party to extend the term: five vessels for two one-year periods at the same charter rate, which represents an additional $152.2 million of potential contracted revenue, and five Joint Venture vessels for a two-year period and a subsequent three-year period at the same charter rate, which represents an additional $170.5 million of potential contracted revenue that is attributable to our share of the relevant vessel-owning entities.

Our company and its founders have a long history of operating and investing in the shipping industry. Members of the Konstantakopoulos family hold an aggregate of 64.8% of our common stock. Captain Vasileios Konstantakopoulos, the father of our chairman and chief executive officer, Konstantinos Konstantakopoulos, founded Costamare Shipping Company S.A. (“Costamare Shipping”) in 1974. We initially owned and operated drybulk carrier vessels, but in 1984 we became the first Greek owned company to enter the containership market and, since 1992, we have focused exclusively on containerships. After assuming management of our company in 1998, Konstantinos Konstantakopoulos has concentrated on building a large, modern and reliable containership fleet run and supported by highly-skilled, experienced and loyal personnel. He founded the management company Shanghai Costamare Ship Management Co., Ltd. (“Shanghai Costamare”) in 2005 and the manning agency C-Man Maritime, Inc. (“C-Man Maritime”) in 2006. Today, Konstantinos Konstantakopoulos remains focused on the provision of high quality and reliable service by our management companies and related manning agency. Under his leadership, we have continued to foster a company culture focusing on reliable customer service, industry leadership and innovation.

On January 7, 2013, Costamare Shipping entered into a Co-operation Agreement (the “Co-operation Agreement”) with V.Ships Greece Ltd. (“V.Ships Greece”), a member of V.Group, pursuant to which the two companies established a ship management cell (the “Cell”), within V.Ships Greece. The Cell provides technical, crewing, provisioning, bunkering, sale and purchase and accounting services, as well as certain commercial services, to 20 of our containerships that fly the Liberian and Maltese flags, including two of the Joint Venture vessels in the water. Costamare Shipping passes to the Company the net profit, if any, it receives pursuant to the Co-operation Agreement as a refund or reduction of the management fees payable by the Company to Costamare Shipping under the group management agreement between Costamare Shipping and the Company.

Consistent with our strategy, we have actively managed the size of our fleet through timely acquisitions and dispositions, and successfully navigated our company through strong and weak containership charter markets. Between 2006 and mid-2010, unlike other public competitors, we did not burden our balance sheet with secondhand acquisitions and newbuild commitments when vessel prices were relatively high, and our growth is not currently constrained by significant restrictions on debt incurrence. Together with York, our joint venture partner, we continually evaluate potential transactions and enter into relevant negotiations for the acquisition of newbuilds and secondhand vessels. However, there can be no assurance that we will complete any particular vessel acquisition.

In November 2010, we completed an initial public offering of our common stock in the United States and our common stock began trading on the New York Stock Exchange on November 4, 2010 under the ticker symbol “CMRE”. On March 27, 2012 and October 19, 2012, we completed two follow- on public offerings of our common stock. In August 2013, we completed a public offering of our Series B Preferred Stock and it began trading on the New York Stock Exchange on August 8, 2013 under the ticker symbol “CMRE PR B”. In January 2014, we completed a public offering of our Series C Preferred Stock and it began trading on the New York Stock Exchange on January 22, 2014 under the ticker symbol “CMRE PR C”.

In May 2013, we entered into the Framework Agreement with York to jointly invest in newbuild and secondhand container vessels through jointly held companies in which we hold a stake between 25% and 49%, thereby increasing our ability to expand our operations while diversifying our risk. The joint venture established by the Framework Agreement is expected to be each party’s exclusive joint venture for the acquisition of vessels in the containership industry during the commitment period ending May 28, 2015, unless terminated earlier in certain circumstances (although we may acquire vessels outside the joint venture where York rejects a vessel acquisition opportunity). As of May 5, 2015, the joint venture had executed transactions with capital expenditure commitments of approximately $1.1 billion. As of the same date, Costamare and York had made total payments of $303.9 million, out of which $71.2 million had been financed based on debt financing arrangements. We are currently in discussions with York to extend the commitment period under the Framework Agreement.

We maintain our principal executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

As an established owner of containerships with a focus on reliability, a flexible and strong balance sheet, and significant experience and relationships in the containership sector, we believe we will have access to additional vessel acquisition opportunities from shipyards, our liner company customers, other shipowners, financial institutions and shipbrokers. In addition, we believe we are well-positioned to continue to obtain attractive chartering opportunities with leading liner companies. We plan to use the net proceeds of this offering for general corporate purposes, including vessel acquisitions or investments under the Framework Agreement or otherwise.

Our Fleet, Acquisitions and Newbuildings

Our Fleet

The tables below provide additional information, as of May 5, 2015, about our fleet of 69 containerships, including ten newbuilds on order. Fourteen of our containerships, including ten newbuilds, have been acquired pursuant to the Framework Agreement with York by vessel-owning Joint Venture entities in which we hold a minority equity interest.

Vessel Name		Charterer	Year Built	Capacity (TEU)	Time Charter Term(1)	Current Daily Charter Rate (U.S. dollars)		Expiration of Charter(1)	Average Daily Charter Rate Until Earliest Expiry of Charter (U.S. dollars)(2)
1	COSCO GUANGZHOU	COSCO	2006	9,469	12 years	36,400		December 2017	36,400
2	COSCO NINGBO	COSCO	2006	9,469	12 years	36,400		January 2018	36,400
3	COSCO YANTIAN	COSCO	2006	9,469	12 years	36,400		February 2018	36,400
4	COSCO BEIJING	COSCO	2006	9,469	12 years	36,400		April 2018	36,400
5	COSCO HELLAS	COSCO	2006	9,469	12 years	37,519		May 2018	37,519
6	MSC AZOV(**)	MSC	2014	9,403	10 years	43,000		November 2023	43,000
7	MSC AJACCIO(**)	MSC	2014	9,403	10 years	43,000		February 2024	43,000
8	MSC AMALFI(**)	MSC	2014	9,403	10 years	43,000		March 2024	43,000
9	MSC ATHENS	MSC	2013	8,827	10 years	42,000		January 2023	42,000
10	MSC ATHOS	MSC	2013	8,827	10 years	42,000		February 2023	42,000
11	VALOR	Evergreen	2013	8,827	7.0years(i)	41,700		April 2020(i)	41,700
12	VALUE	Evergreen	2013	8,827	7.0 years(i)	41,700		April 2020(i)	41,700
13	VALIANT	Evergreen	2013	8,827	7.0 years(i)	41,700		June 2020(i)	41,700
14	VALENCE	Evergreen	2013	8,827	7.0 years(i)	41,700		July 2020(i)	41,700
15	VANTAGE	Evergreen	2013	8,827	7.0 years(i)	41,700		September 2020(i)	41,700
16	NAVARINO	MSC	2010	8,531	1.0 year			September 2015
17	MAERSK KAWASAKI(ii)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		December 2017	37,000
18	MAERSK KURE(ii)	A.P. Moller-Maersk	1996	7,403	10 years	37,000		December 2017	37,000
19	MAERSK KOKURA(ii)	A.P. Moller-Maersk	1997	7,403	10 years	37,000		February 2018	37,000
20	MSC METHONI	MSC	2003	6,724	10 years	29,000		September 2021	29,000
21	SEALAND NEW YORK	A.P. Moller-Maersk	2000	6,648	11 years	26,100		March 2018	26,100
22	MAERSK KOBE	A.P. Moller-Maersk	2000	6,648	11 years	26,100		May 2018	26,100
23	SEALAND WASHINGTON	A.P. Moller-Maersk	2000	6,648	11 years	26,100		June 2018	26,100
24	SEALAND MICHIGAN	A.P. Moller-Maersk	2000	6,648	11 years	26,100		August 2018	26,100
25	SEALAND ILLINOIS	A.P. Moller-Maersk	2000	6,648	11 years	26,100		October 2018	26,100
26	MAERSK KOLKATA	A.P. Moller-Maersk	2003	6,644	11 years	38,865	(3)	November 2019	28,053
27	MAERSK KINGSTON	A.P. Moller-Maersk	2003	6,644	11 years	38,461	(4)	February 2020	28,621
28	MAERSK KALAMATA	A.P. Moller-Maersk	2003	6,644	11 years	38,418	(5)	April 2020	28,852
29	VENETIKO	PIL	2003	5,928	2.0 years	12,250		May 2015	12,250
30	ENSENADA EXPRESS(*)	Hapag Lloyd	2001	5,576	2.0 years	19,000		May 2015	19,000

Vessel Name		Charterer	Year Built	Capacity (TEU)	Time Charter Term(1)	Current Daily Charter Rate (U.S. dollars)		Expiration of Charter(1)	Average Daily Charter Rate Until Earliest Expiry of Charter (U.S. dollars)(2)
31	MSC ROMANOS	MSC	2003	5,050	5.3 years	28,000		November 2016	28,000
32	ZIM NEW YORK	ZIM	2002	4,992	13 years	13,744		September 2015(6)	13,744
33	ZIM SHANGHAI	ZIM	2002	4,992	13 years	13,744		September 2015(6)	13,744
34	ZIM PIRAEUS	ZIM	2004	4,992	10 years	13,344		September 2015(6)	13,344
35	OAKLAND EXPRESS	Hapag Lloyd	2000	4,890	8.0 years	30,500		September 2016	30,500
36	HALIFAX EXPRESS	Hapag Lloyd	2000	4,890	8.0 years	30,500		October 2016	30,500
37	SINGAPORE EXPRESS	Hapag Lloyd	2000	4,890	8.0 years	30,500		July 2016	30,500
38	MSC MANDRAKI	MSC	1988	4,828	7.8 years	20,000		August 2017	20,000
39	MSC MYKONOS	MSC	1988	4,828	8.2 years	20,000		September 2017	20,000
40	MSC ULSAN	MSC	2002	4,132	5.3 years	16,500		March 2017	16,500
41	MSC KORONI	MSC	1998	3,842	9.5 years	13,500	(7)	September 2018	13,500
42	MSC ITEA	MSC	1998	3,842	1.0 years	7,300		June 2015	7,300
43	KARMEN	Evergreen	1991	3,351	0.8 years	7,500		May 2015	7,500
44	MARINA	Evergreen	1992	3,351	2.5 years	7,000		May 2015	7,000
45	MSC CHALLENGER	MSC	1986	2,633	4.8 years	10,000		July 2015	10,000
46	LAKONIA	Evergreen	2004	2,586	2.0 years	8,600		February 2017	8,600
47	ELAFONISOS(*)	A.P. Moller-Maersk	1999	2,526	0.9 years	7,000		November 2015	7,000
48	AREOPOLIS	Evergreen	2000	2,474	0.9 years	7,200		July 2015	7,200
49	MESSINI	Evergreen	1997	2,458	3.3 years	7,900		February 2016	7,900
50	MSC REUNION	MSC	1992	2,024	8.0 years	7,600		July 2016	7,600
51	MSC NAMIBIA II	MSC	1991	2,023	8.8 years	7,600		July 2016	7,600
52	MSC SIERRA II	MSC	1991	2,023	7.7 years	7,600		June 2016	7,600
53	MSC PYLOS	MSC	1991	2,020	5.0 years	7,600		January 2016	7,600
54	X-PRESS PADMA(*)	Sea Consortium	1998	1,645	2.0 years	8,225		June 2015	8,225
55	NEAPOLIS	Yang Ming	2000	1,645	0.9 years	8,000		October 2015	8,000
56	PROSPER	Sea Consortium	1996	1,504	0.7 years	7,350	(8)	August 2015	9,116
57	ZAGORA	MSC	1995	1,162	3.7 years	6,200		May 2015	6,200
58	PETALIDI(*)	CMA CGM	1994	1,162	2.0 years	6,800		August 2015	6,800
59	STADT LUEBECK	CMA CGM	2001	1.078	2.7 years	6,400		June 2015	6,400

Newbuilds

Vessel Name		Shipyard	Charterer	Expected Delivery (based on latest shipyard schedule)
1	NCP0113(*)	Hanjin Subic Bay		4th Quarter 2015
2	NCP0114(*)	Hanjin Subic Bay		1st Quarter 2016
3	NCP0115(*)	Hanjin Subic Bay		2nd Quarter 2016
4	NCP0116(*)	Hanjin Subic Bay		2nd Quarter 2016
5	NCP0152(*)	Hanjin Subic Bay		4th Quarter 2016
6	S2121(*)(***)	Samsung Heavy	Evergreen	2nd Quarter 2016
7	S2122(*)(***)	Samsung Heavy	Evergreen	2nd Quarter 2016
8	S2123(*)(***)	Samsung Heavy	Evergreen	3rd Quarter 2016
9	S2124(*)(***)	Samsung Heavy	Evergreen	3rd Quarter 2016
10	S2125(*)(***)	Samsung Heavy	Evergreen	3rd Quarter 2016

Our newbuilds on order have an aggregate capacity in excess of 125,000 TEU.

(1)	Charter terms and expiration dates are based on the earliest date charters could expire. Amounts set out for current daily charter rate are the amounts contained in the charter contracts.

(2)

This average rate is calculated based on contracted charter rates for the days remaining between April 28, 2015 and the earliest expiration of each charter. Certain of our charter rates change until their earliest expiration dates, as indicated in the footnotes below.

(3)	This charter rate changes on January 13, 2016 to $26,100 per day until the earliest redelivery date.

(4)	This charter rate changes on April 28, 2016 to $26,100 per day until the earliest redelivery date.

(5)	This charter rate changes on June 11, 2016 to $26,100 per day until the earliest redelivery date.

(6)

Zim finalized the terms of its comprehensive financial restructuring plan with its shareholders and its creditors, including vessel and container lenders, shipowners, shipyards, unsecured lenders and bond holders. The amounts in the table reflect the current charter terms, giving effect to our agreement with Zim under the restructuring plan. Based on this agreement, we have been granted charter extensions and have been issued equity securities representing 1.2% of Zim’s equity and approximately $8.2 million in interest bearing notes maturing in 2023. The Company will have the option to extend the charters for two of the three vessels chartered to Zim for successive one year periods at market rate plus $1,100 per day per vessel while the notes remain outstanding.

(7)

As from December 1, 2012 until redelivery, the charter rate is to be a minimum of $13,500 per day plus 50% of the difference between the market rate and the charter rate of $13,500. The market rate is to be determined annually based on the Hamburg ConTex type 3500 TEU index published on October 1 of each year until redelivery.

(8)	This charter rate changes on May 25, 2015 to $9,500 per day until the earliest redelivery date.

(i)

Assumes exercise of owner’s unilateral options to extend the charter of these vessels for two one year periods at the same charter rate. The charterer also has corresponding options to unilaterally extend the charter for the same periods at the same charter rate.

(ii)	The charterer has a unilateral option to extend the charter of the vessel for two periods of 30 months each +/-90 days on the final period performed, at a rate of $41,700 per day.

(*)	Denotes vessels acquired pursuant to the Framework Agreement with York. The Company holds an equity interest ranging between 25% and 49% in each of the vessel-owning entities.

(**)

Denotes a vessel which has been financed by means of a sale and leaseback transaction pursuant to which the Company holds a bareboat charter interest in the vessel (see “Item 5. Operating and Financial Review and Prospects—CEXIM–Adele” in our Annual Report on Form 20-F).

(***)	Denotes a Joint Venture newbuild which has been financed by means of a sale and leaseback transaction. The Joint Venture will hold a bareboat charter interest in the vessel upon its delivery.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on growth opportunities in the containership sector, including:

Track Record of Navigating Through Strong and Weak Containership Markets.

Consistent with our strategy of actively managing the size of our fleet through timely acquisitions and dispositions, we grew our fleet from 21 containerships with an aggregate capacity of 43,735 TEU in 2000 to a peak of 53 containerships of 227,778 TEU in 2008, followed by a proactive decrease in response to market conditions in 2009 and the first half of 2010 to a fleet of 42 containerships with a total capacity of 213,348 TEU as of June 30, 2010. Since the time of our initial public offering in November 2010, we have paid or committed to pay approximately $1.8 billion in vessel acquisitions, including investments under our Framework Agreement. As a result, through the date of this prospectus supplement we have grown our fleet to 69 containerships with a total capacity of approximately 458,000 TEU, including 10 newbuilds on order. 14 of our containerships, including ten newbuilds, have been acquired pursuant to the Framework Agreement with York Capital Management by vessel-owning Joint Venture entities in which we hold a minority equity interest. We believe that the financial flexibility resulting from our strategic growth policy, together with our experience, reputation, quality of services and long-standing relationships with container shipping industry participants and major financial institutions, position us to continue to renew and expand our fleet, including through our joint venture with York, with further acquisitions of newbuild and high-quality secondhand vessels at attractive prices.

Base of Contracted Cash Flows Through Multi-Year Charter Coverage and Staggered Charter Expiration Dates.

We believe that the multi-year fixed-rate nature of most of our charters, many of which were arranged at attractive points in the shipping cycle, will continue to provide us with a stable base of contracted future revenue. As of May 5, 2015, the average (weighted by TEU capacity) remaining time- charter duration for our fleet of 69 containerships was approximately 4.0 years, based on the remaining fixed terms and assuming the exercise of any owner’s extension options and the non-exercise of any charterer’s extension options under our containerships’ charters. The staggered maturities of the charters for vessels that expire in the next several years will mean that we will likely conduct our re-chartering activity in varying rate environments and we will seek to tailor our charter terms accordingly. As of March 31, 2015, fixed-term charters represented an aggregate of $1.9 billion of contracted revenue, assuming the earliest redelivery dates possible and 365 revenue days per annum per containership (which amount includes our ownership percentage of contracted revenue for the existing Joint Venture vessels). Ten of these charters include an option exercisable by either party to extend the term: five vessels for two one-year periods at the same charter rate, which represents an additional $152.2 million of potential contracted revenue, and five Joint Venture vessels for a two-year period and a subsequent three-year period at the same charter rate, which represents an additional $170.5 million of potential contracted revenue that is attributable to our participation in the relevant vessel-owning entities.

Large, Diversified High-Quality Fleet.

Our fleet of 69 containerships, including ten newbuilds on order (all of which are Joint Venture vessels) and the four Joint Venture vessels in the water, consists of containerships of various sizes and has been assembled to meet our customers’ needs and is able to operate on East-West, North-South and Intra-regional trade routes, giving us increased flexibility in re-chartering our containerships. We believe our containerships are built to high standards by reputable shipyards and have been carefully maintained by our managers. We also believe that the reliability of our fleet has been a critical factor in retaining our active and long-standing relationships with the leading liner companies. We have also had success in chartering and operating our older vessels beyond their depreciable lives. We believe that owning a large, high-quality and diverse fleet provides us with a competitive advantage in securing future employment for our containerships.

Experienced Management Team.

Our company and founders have a long history of operating and investing in the container shipping industry beginning in 1984. Our managers’ senior management teams have a combined average of approximately 38 years of experience in the shipping industry. We believe that we are able to secure attractive multi-year charters with leading liner companies because of, among other things, our operating track record and our high level of service and support.

Long-Standing Relationships with Leading, Financially Sound Charterers.

Though our business is affected by changes in global and regional economic activity, we believe that by chartering our containerships to leading liner companies, including those we perceive to be most financially and operationally sound, we have reduced our potential charter counterparty risk. We currently charter containerships to A.P. Moller-Maersk A/S, Mediterranean Shipping Company, S.A., members of the Evergreen Group, Hapag Lloyd Aktiengesellschaft, Zim Integrated Shipping Services, Sea Consortium Pts Ltd., CMA CGM, Yang Ming, Pacific International Lines and Cosco Container Lines Co., Ltd.

Access to Capital to Meet Existing Capital Requirements for our Newbuilds and to Pursue Our Growth Strategy.

Since the time of our initial public offering in November 2010, we have arranged debt financing of approximately $1.8 billion to fund our newbuilding program and vessel acquisitions, including the investments under the Framework Agreement with York.

As of May 5, 2015, the Joint Venture entities had committed financing for five of the newbuild contacts, while they intend to seek debt financing for the remaining newbuild contracts.

In addition, as of March 31, 2015, we had (a) $141.4 million of cash liquidity, consisting of cash, cash equivalents and restricted cash and (b) six unencumbered containerships, excluding the existing Joint Venture vessels which are also free of debt, aggregating approximately 23,500 TEU, with an average age (weighted by TEU capacity) of 10.5 years.

We believe that our available liquidity will allow us to make additional vessel acquisitions as they become available through our joint venture with York or otherwise. In addition, through the Framework Agreement we have access to additional capital for investments.

Our Business Strategies

Our primary objectives are to profitably grow our business, increase earnings and distributable cash flow per share and maximize value to our stockholders by pursuing the following strategies:

Invest in Vessels at an Attractive Point in the Container Shipping Cycle.

Given our broad and established customer relationships and financial flexibility, we believe we are well-positioned to take advantage of the significant opportunities created by the recent economic downturn and developments in the container shipping industry to acquire newbuild and secondhand vessels at attractively low prices. As an established owner of containerships with significant experience and relationships in the containership sector, we believe we will have ready access to vessel acquisition opportunities from shipyards, our liner company customers, other shipowners, financial institutions and shipbrokers; chartering opportunities with leading liner companies; and available financing alternatives that will facilitate the further renewal and expansion of our fleet. We have arranged for long-term time charters with terms up 10 years for five newbuilds that will be delivered aggregating in excess of 70,000 TEU in total capacity. The Joint Venture entities will seek to arrange long-term time charters for the remaining newbuilds currently on order. We intend to continue expanding our fleet by acquiring additional containerships at favorable prices through our joint venture with York or on our own using our available resources, which include cash, the net proceeds of this offering and, as necessary and available, borrowings under new credit facilities. To this end we continually evaluate potential transactions and enter into relevant negotiations for the acquisition of newbuilds and secondhand vessels. However, there can be no assurance that we will complete any particular vessel acquisition.

Actively Manage Portfolio of Charters Through the Shipping Cycle.

We believe that a focus on high-quality charterers and a carefully managed charter expiry profile are critical to our business strategy. Our largest customers through March 31, 2015, were A.P. Moller-Maersk, MSC, Evergreen and COSCO, which we perceive to be among the more creditworthy liner companies. As the global economy improves, we will continue to charter our containerships to high-quality charterers and further expand the number of leading liner companies chartering our vessels in order to diversify further our portfolio of time charters from customer, geographic and maturity perspectives. While we believe that diversifying our customer base is important in order to reduce our revenue concentration and moderate our exposure to any one customer, we will also continue to focus our chartering on high quality, financially strong counterparties. We expect that our strategy will also allow us to re-charter our containerships during various points in the charter market cycle.

Continue to Manage Our Balance Sheet and Access to Capital.

We believe that management of our balance sheet, including management of cash and capital commitments, will continue to give us financial flexibility. Unlike many of our public competitors, we are not burdened with acquisition and newbuild commitments that were incurred when vessel prices were relatively high, and we believe that we have taken advantage of opportunities at attractive points of the container shipping cycle and that we are well-positioned to continue to do so. As of March 31, 2015, we had $141.4 million of cash liquidity, consisting of cash, cash equivalents and restricted cash, and six unencumbered vessels, excluding six Joint Venture vessels which are also free of debt. As of May 5, 2015, we had outstanding commitments relating to our ten contracted newbuilds, which have been ordered under the Framework Agreement with York, aggregating approximately $307.6 million payable in installments until the vessels are delivered, out of which $185.0 million will be funded through committed financing. The amounts represent our interest in the relevant jointly-owned entities.

Provide High-Quality Customer Service.

We seek to provide high-quality customer service that allows our customers to implement integrated logistics solutions in the marketplace. Our managers’ ship management approach is to tailor their services by vessel type and age, which we believe has helped to differentiate us with our charterers and extend our charters and the useful lives of our containerships. We believe that having both affiliated and third-party management companies allows us to have a deep pool of operational management in multiple locations with market-specific experience and relationships, as well as the geographic flexibility needed to manage and crew our large and diverse fleet so as to provide a high level of service, while remaining cost-effective. We also believe that our focus on customer service and reliability enhances our relationships with our charterers. In the past decade, we have had successful chartering relationships with the majority of the top 20 liner companies by TEU capacity.

Corporate Information

Costamare Inc. was incorporated on April 21, 2008, under the laws of the Republic of the Marshall Islands and conducts its operations through various subsidiaries. Each of our containerships, other than the Joint Venture vessels, is owned by one of our subsidiaries. Our participation in the Joint Venture vessels is held through our wholly-owned Marshall Islands subsidiary, Costamare Ventures. We maintain our executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. We maintain a website at www.costamare.com. The information contained on or linked to or from our website is not incorporated herein by reference.

The Offering

Issuer	Costamare Inc.
Securities Offered

4,000,000 shares of our 8.75% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, liquidation preference $25.00 per share, plus up to an additional 600,000 shares if the underwriters exercise their option to purchase additional shares in full.

For a detailed description of the Series D Preferred Stock, see “Description of Series D Preferred Stock.”
Price per Share	$25.00
Conversion; Exchange and Preemptive Rights	The Series D Preferred Stock will not have any conversion or exchange rights or be subject to preemptive rights.
Dividends

Dividends on Series D Preferred Stock will accrue and be cumulative from the date that the Series D Stock is originally issued and will be payable on each Dividend Payment Date (as defined below) when, as and if declared by our board of directors out of legally available funds for such purpose.

Dividend Payment Dates

January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”), commencing July 15, 2015. If any Dividend Payment Date would otherwise fall on a date that is not a Business Day, declared dividend will be payable on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends will not bear interest.

Dividend Rate

The dividend rate for the Series D Preferred Stock will be 8.75% per annum per $25.00 of liquidation preference per share (equal to $2.18750 per annum per share). The dividend rate is not subject to adjustment.

Ranking

The Series D Preferred Stock will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. The Series D Preferred Stock will rank:

•

senior to our common stock and, if issued, our Series A Participating Preferred Stock, (the “Series A Preferred Stock”), and to each other class or series of capital stock established after the original issue date of the Series D Preferred Stock that is expressly made junior to the Series D Preferred Stock or any Parity Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Stock”);

•

pari passu with our existing Series B Preferred Stock, existing Series C Preferred Stock and any other class or series of capital stock established after the original issue date of the Series D Preferred Stock that is not expressly subordinated or senior to the Series D Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Stock”); and

•

junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and each other class or series of capital stock expressly made senior to the Series D Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Stock”).

Payment of Dividends

No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding Series D Preferred Stock and any Parity Stock through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series D Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series D Shares and any Parity Stock have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest such payment date. If less than all dividends payable with respect to all Series D Preferred Stock and any Parity Stock (including the Series B Preferred Stock and Series C Preferred Stock) are paid, any partial payment will be made pro rata with respect to the Series D Preferred Stock and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series D Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. The holders of Series D Preferred Stock will not receive interest on unpaid dividends.
Optional Redemption

At any time on or after May 13, 2020, we may redeem, in whole or from time to time in part, the Series D Preferred Stock at a redemption price of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such redemption would be effected out of any funds available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

Voting Rights

Holders of the Series D Preferred Stock generally have no voting rights. However, if and whenever dividends payable on the Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series D Preferred Stock (voting together as a class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, including holders of our Series B Preferred Stock and Series C Preferred Stock) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series D Preferred Stock voted as a class for the election of such director). The right of such holders of Series D Preferred Stock to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series D Preferred Stock have been paid in full.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Stock, voting as a single class, we may not adopt any amendment to our Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”), that adversely alters the preferences, powers or rights of the Series D Preferred Stock.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Stock, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Stock if the cumulative dividends payable on outstanding Series D Preferred Stock are in arrears or (ii) create or issue any Senior Stock.

Except as noted above, no vote or consent of the holders of Series D Preferred Stock is required for (i) creation or incurrence of any indebtedness, (ii) authorization or issuance of any common stock or other Junior Stock or (iii) authorization or issuance of any preferred stock of any series.

Fixed Liquidation Price

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series D Preferred Stock will have the right to receive the liquidation preference of $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared, before any payments are made to holders of our common stock or any other Junior Stock.

Sinking Fund	The Series D Preferred Stock will not be subject to any sinking fund requirements.
Use of Proceeds

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $96,540,000 (assuming the underwriters’ option to purchase additional shares is not exercised). We plan to use the net proceeds of this offering for general corporate purposes, including vessel acquisitions or investments under the Framework Agreement or otherwise.

Ratings	The Series D Preferred Stock will not be rated by any Nationally Recognized Statistical Rating Organization.
Listing

We intend to file an application to list the Series D Preferred Stock on The New York Stock Exchange (the “NYSE”). If the application is approved, trading of the Series D Preferred Stock on the NYSE is expected to begin within 30 days after the original issue date of the Series D Preferred Stock. The underwriters have advised us that they intend to make a market in the Series D Preferred Stock prior to commencement of any trading on the NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Series D Preferred Stock will develop prior to commencement of trading on the NYSE or, if developed, that it will be maintained.

Form	The Series D Preferred Stock will be issued and maintained only in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), except under limited circumstances.

Settlement	Delivery of the Series D Preferred Stock offered hereby will be made against payment therefor on or about May 13, 2015.
Risk Factors

An investment in our Series D Preferred Stock involves risks. You should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 3 of our Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 5, 2015 to determine whether an investment in our Series D Preferred Stock is appropriate for you.

Tax Considerations

We believe that under current U.S. Federal income tax law, all or a portion of the distributions you receive from us will constitute dividends and, if you are an individual citizen or resident of the United States or a U.S. estate or trust and meet certain holding period requirements, such dividends are expected to be taxable as “qualified dividend income” subject to a maximum 20% U.S. Federal income tax rate. Any portion of your distribution that is not treated as a dividend will be treated first as a non- taxable return of capital to the extent of your tax basis in your Series D Preferred Stock and, thereafter, as capital gain. See “Material U.S. Federal Income Tax Considerations.”

Summary Combined and Consolidated Financial and Other Data

The following table presents summary combined and consolidated financial and other data of Costamare Inc. for each of the five years in the five-year period ended December 31, 2014 and for the three months ended March 31, 2015 and March 31, 2014.

The summary combined and consolidated financial data for each of the five years in the five-year period ended December 31, 2014 is a summary of, is derived from, and is qualified by reference to, our audited consolidated financial statements and notes thereto, which have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”). Our audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheets at December 31, 2013 and 2014, together with the notes thereto, are included in our Annual Report on Form 20-F, incorporated by reference herein, and should be read in their entirety.

The summary consolidated financial data for the three months ended March 31, 2015 and 2014 and as of March 31, 2015 and 2014, is derived from, and is qualified by reference to, our unaudited consolidated financial statements incorporated by reference in this prospectus. The results of operations for the three months ended March 31, 2015 may not be indicative of the results that may be expected for the entire year ending December 31, 2015.

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
						(unaudited)
	(Expressed in thousands of U.S. dollars, except for share and per share data)
STATEMENT OF INCOME
Revenues:
Voyage revenue	$353,151	$382,155	$386,155	$414,249	$483,995	$114,898	$120,850
Expenses:
Voyage expenses	2,076	4,218	5,533	3,484	3,608	685	636
Voyage expenses—related parties	410	2,877	2,873	3,139	3,629	862	905
Charter agreement early termination fee	9,500	—	—	—	—	—	—
Vessels’ operating expenses	102,771	110,359	112,462	115,998	120,815	29,384	29,551
General and administrative expenses	1,224	4,958	4,045	8,517	7,708	1,097	3,949
Management fees—related parties	11,256	15,349	15,171	16,580	18,469	4,471	4,818
Amortization of dry-docking and special survey costs	8,465	8,139	8,179	8,084	7,814	1,898	1,825
Amortization of prepaid lease rentals	—	—	—	—	4,024	410	1,228
Depreciation	70,887	78,803	80,333	89,958	105,787	25,208	25,066
(Gain) loss on sale/disposal of vessels, net	(9,588)	(13,077)	2,796	(518)	(2,543)	—	—
Foreign exchange (gains)/losses	273	(133)	(110)	(8)	(7)	63	(290)
Other income/(expenses)	—	—	—	—	—	—	—

Operating income	$155,877	$170,662	$154,873	$169,015	$214,691	$50,820	$53,162

Other Income (Expenses):
Interest income	$1,449	$477	$1,495	$543	$815	$150	$438
Interest and finance costs	(71,949)	(75,441)	(74,734)	(74,533)	(95,562)	(25,796)	(27,943)
Swaps breakage costs	—	—	—	—	(10,192)	(6,712)	—
Equity gain (loss) on investments	—	—	—	692	(3,428)	(2,278)	(195)
Other, net	306	603	(43)	822	3,294	875	278
Gain (loss) on derivative instruments, net	(4,459)	(8,709)	(462)	6,548	5,469	2,774	544

Total other expenses	$(74,653)	$(83,070)	$(73,744)	$(65,928)	$(99,604)	$(30,987)	$(26,878)

Net Income	$81,224	$87,592	$81,129	$103,087	$115,087	$19,833	$26,284

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
						(unaudited)
	(Expressed in thousands of U.S. dollars, except for share and per share data)
Earnings allocated to preferred stock	—	—	—	(1,536)	(11,909)	(2,606)	(3,010)
Net Income available to common stockholders	$81,224	$87,592	$81,129	$101,551	$103,178	$17,227	$23,274
Earnings per common share, basic and diluted	$1.65	$1.45	$1.20	$1.36	$1.38	$0.23	$0.31
Weighted average number of shares, basic and diluted	49,113,425	60,300,000	67,612,842	74,800,000	74,800,000	74,800,000	74,801,662
OTHER FINANCIAL DATA
Net cash provided by operating activities	$127,946	$195,179	$168,114	$186,681	$243,270	$53,871	$54,906
Net cash used in investing activities	(23,850)	(283,758)	(236,509)	(621,056)	(119,263)	(65,138)	(13,406)
Net cash (used in) provided by financing activities	43,396	26,801	237,720	260,433	(104,297)	101,507	(70,341)
Net increase (decrease) in cash and cash equivalents	147,492	(61,778)	169,325	(173,942)	19,710	90,240	(28,841)
Dividends and distributions paid	(10,000)	(61,506)	(73,089)	(81,515)	(93,074)	(21,149)	(24,022)
EBITDA(1)	231,076	249,498	242,880	275,119	327,459	72,995	81,908
Adjusted EBITDA(1)	$223,609	$274,669	$253,097	$282,414	$343,195	$82,082	$86,035
Ratio of earnings to fixed charges(2)	2.18	2.16	2.00	2.19	2.25	1.75	2.07
Ratio of earnings to fixed charges and preferred stock dividends(2)	2.18	2.16	2.00	2.14	1.99	1.58	1.85
BALANCE SHEET DATA (at period end)
Total current assets	$211,212	$138,851	$299,924	$136,563	$157,975	$223,346	$124,509
Total assets	1,828,782	1,982,545	2,311,334	2,685,842	2,714,740	2,807,905	2,666,344
Total current liabilities	184,788	226,589	249,411	294,980	290,376	290,157	283,446
Total long-term debt, including current portion	1,341,737	1,443,420	1,561,889	1,867,576	1,519,941	1,720,097	1,469,987
Total stockholders’ equity	362,142	329,986	520,452	656,949	802,642	765,840	808,355

	Average for the Year Ended December 31,					Average, for the Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
FLEET DATA
Number of vessels	42.4	47.8	46.8	49.6	54.5	53.1	55.0
TEU capacity	211,185	231,990	237,975	263,899	317,006	305,797	320,407

(1)

EBITDA and Adjusted EBITDA are non-GAAP measures. The Company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures used in managing the business may provide users of these financial measures additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The table below sets out supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2014, 2013, 2012, 2011, 2010 and the three months ended March 31, 2015 and March 31, 2014. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Year Ended December 31,					Three Months Ended March 31,
	2010	2011	2012	2013	2014	2014	2015
	(Expressed in thousands of U.S. dollars)
Reconciliation of Net Cash from Operating Activities to EBITDA
Net Cash provided by operating activities	$127,946	$195,179	$168,114	$186,681	$243,270	$53,871	$54,906
Net increase (decrease) in operating assets	5,701	(27,623)	(8,750)	10,260	(15,527)	(7,045)	89
Net (increase) decrease in operating liabilities	10,124	(4,159)	(106)	(7,740)	(3,259)	(230)	28
Interest and finance cost net	70,500	74,964	73,239	73,990	94,747	25,646	27,505
Amortization of financing costs	(1,827)	(2,747)	(1,157)	(1,569)	(4,107)	(1,872)	(472)
Gain (loss) on sale/disposal of vessels, net	9,588	13,077	(2,796)	518	2,543	—	—
Gain (loss) on derivative instruments, net	(4,459)	(8,709)	(462)	6,548	5,469	2,774	544
Amortization of debt discount	—	—	—	—	—	—	335
Payments for dry-dockings and special survey costs	12,705	6,122	11,171	6,189	10,150	1,642	1,802
Equity based payments	—	—	—	—	—	—	(2,634)
Amortization and write-off of unearned revenue	650	650	431	—	—	—	—
Net settlements on interest rate swaps qualifying for cash flow hedge	—	2,752	3,196	3,253	489	487	—
Equity gain (loss) on investment	—	—	—	692	(3,428)	(2,278)	(195)
Allowance for doubtful amounts	—	—	—	(3,703)	(2,888)	—	—
Gain (loss) on sale of investments	148	(8)	—	—	—	—	—

EBITDA	$231,076	$249,498	$242,880	$275,119	$327,459	$72,995	$81,908

Reconciliation of Net Income to EBITDA
Net Income	$81,224	$87,592	$81,129	$103,087	$115,087	$19,833	$26,284
Interest and finance costs	71,949	75,441	74,734	74,533	95,562	25,796	27,943
Interest income	(1,449)	(477)	(1,495)	(543)	(815)	(150)	(438)
Depreciation	70,887	78,803	80,333	89,958	105,787	25,208	25,066
Amortization of dry-docking and special survey costs	8,465	8,139	8,179	8,084	7,814	1,898	1,825
Amortization of prepaid lease rentals	—	—	—	—	4,024	410	1,228

EBITDA	$231,076	$249,498	$242,880	$275,119	$327,459	$72,995	$81,908

Accrued charter revenue	(13,596)	30,313	6,261	14,976	7,023	2,646	627
(Gain) loss on sale/disposal of vessels, net	(9,588)	(13,077)	2,796	(518)	(2,543)	—	—
Realized gain (loss) on Euro/USD forward contracts	1,758	(1,971)	698	(615)	451	—	1,030
Charter agreement early termination fee	9,500	—	—	—	—	—	—
(Gain) loss on derivative instruments	4,459	8,709	462	(6,548)	(5,469)	(2,774)	(544)
Swaps breakage costs	—	—	—	—	10,192	6,712	—
Unrealized loss from swap option agreement held by a jointly owned company with York included in equity gain (loss) on investments	—	—	—	—	6,082	2,503	380
Equity based payments	—	—	—	—	—	—	2,634
Initial purchases of consumable stores for newly acquired vessels	—	1,197	—	—	—	—	—

Adjusted EBITDA	$223,609	$274,669	$253,097	$282,414	$343,195	$82,082	$86,035

EBITDA represents net income before interest and finance costs, interest income, amortization of prepaid lease rentals, depreciation and amortization of deferred dry-docking and special survey costs. Adjusted EBITDA represents net income before interest and finance costs, interest income, amortization of prepaid lease rentals, depreciation, (gain) loss on sale/disposal of vessels, amortization of deferred dry-docking and special survey costs, non-cash “Accrued charter revenue” recorded under charters with escalating charter rates, realized gain / (loss) on Euro / USD forward contracts, swaps breakage costs, unrealized loss from swap option agreement held by a jointly owned company with York, which is included in equity gain (loss) on investments, equity based payments, early termination fee on charter agreement, initial purchases of consumable stores for newly acquired vessels and non-cash changes in fair value of derivatives. “Accrued charter revenue” is attributed to the time difference between the revenue recognition and the cash collection. However, EBITDA and Adjusted EBITDA are not recognized measurements under U.S. GAAP. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We also believe that EBITDA and Adjusted EBITDA are useful in evaluating our ability to service additional debt and make capital expenditures. In addition, we believe that EBITDA and Adjusted EBITDA are useful in evaluating our operating performance and liquidity position compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance and liquidity. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

(2)	See “Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.”

RISK FACTORS

Any investment in our Series D Preferred Stock involves a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” starting on page 3 of our Annual Report on Form 20-F, which was filed with the SEC on March 5, 2015 and incorporated herein by reference, before investing in our Series D Preferred Stock. For further details, see the sections entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Any of the risk factors referred to above or provided below could significantly and negatively affect our business, results of operations, prospects or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock as well as the trading price of our Series D Preferred Stock, which may be listed on the NYSE. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment. In addition, potential investors should consider the following risks and uncertainties with respect to your investment in the Series D Preferred Stock.

We may not have sufficient cash from our operations to enable us to pay dividends on or to redeem our Series D Preferred Stock following the payment of expenses.

We will pay quarterly dividends on our Series D Preferred Stock from funds legally available for such purpose when, as and if declared by our board of directors. Although dividends on the Series D Preferred Stock are cumulative, our board of directors must declare the actual payment of those dividends. We may not have sufficient cash available each quarter to pay dividends, and our board of directors can elect at any time or from time to time, for an indefinite duration, not to pay any or all accumulated dividends. In addition, we may have insufficient cash available to redeem our Series D Preferred Stock. The amount of dividends we can pay or the amount we can use to redeem Series D Preferred Stock depends upon the amount of cash we generate from and use in our operations, which may fluctuate significantly based on, among other things:

•	the charter-hire payments we obtain from our charters as well as our ability to re-charter the vessels and the rates obtained upon the expiration of our existing charters;

•	the due performance by our charterers of their obligations;

•	our fleet expansion strategy and associated uses of our cash and our financing requirements;

•	delays in the delivery of newbuild vessels and the beginning of payments under charters relating to those vessels;

•	the level of our operating costs, such as the costs of crews, lubricants and insurance;

•	the number of unscheduled off-hire days for our fleet and the timing of, and number of days required for, scheduled dry-docking of our containerships;

•	prevailing global and regional economic and political conditions;

•	changes in interest rates;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	modification or revocation of our dividend policy by our board of directors;

•	the dividend policy adopted by Costamare Ventures and the vessel-owning entities for the Joint Venture vessels; and

•	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items. We may incur other expenses or liabilities that could reduce or eliminate the cash available for distribution as dividends.

In addition, our credit facilities and other financing agreements prohibit the payment of dividends, if an event of default has occurred and is continuing or would occur as a result of the payment of such dividends.

The Series D Preferred Stock represents perpetual equity interests.

The Series D Preferred Stock represents perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series D Preferred Stock may be required to bear the financial risks of an investment in the Series D Preferred Stock for an indefinite period of time.

The Series D Preferred Stock is a new issuance and do not have an established trading market, which may negatively affect their market value and your ability to transfer or sell your shares. In addition, the lack of a fixed redemption date for the Series D Preferred Stock will increase your reliance on the secondary market for liquidity purposes.

The Series D Preferred Stock is a new issue of securities with no established trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market absent redemption by us. We intend to apply to list the Series D Preferred Stock on the NYSE, but there can be no assurance that the NYSE will accept the Series D Preferred Stock for listing. Even if the Series D Preferred Stock is approved for listing by the NYSE, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series D Preferred Stock could be adversely affected and your ability to transfer your shares will be limited. Furthermore, trading in the securities may be negatively affected by the fact that only a small number of shares of Series D Preferred Stock will be issued. If an active trading market does develop on the NYSE, our Series D Preferred Stock may trade at prices lower than the offering price. The trading price of our Series D Preferred Stock will depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our subsequent issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in the shares of our Series D Preferred Stock pending any listing of the shares on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Series D Preferred Stock has not been rated, and ratings of any other of our securities may affect the trading price of the Series D Preferred Stock.

We have not sought to obtain a rating for the Series D Preferred Stock, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series D Preferred Stock or that we may elect to obtain a rating of our Series D Preferred Stock in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series D Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Series D Preferred Stock, could adversely affect the market for, or the market value of, the Series D Preferred Stock. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series D Preferred Stock. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the

Series D Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series D Preferred Stock.

Our Series D Preferred Stock is subordinated to our debt obligations and pari passu with our Series B Preferred Stock and Series C Preferred Stock, and your interests could be diluted by the issuance of additional shares of preferred stock, including additional Series B, Series C and Series D Preferred Stock, and by other transactions.

Our Series D Preferred Stock is subordinated to all of our existing and future indebtedness. As of March 31, 2015, we had outstanding indebtedness, including our lease obligations, of approximately $1.7 billion. Our existing indebtedness restricts, and our future indebtedness may include restrictions on, our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 100 million shares of preferred stock in one or more classes or series. Of this preferred stock, 84 million shares remain available for issuance after giving effect to the designation of 10 million shares as Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan, the issuance of two million shares as Series B Preferred Stock and the issuance of four million shares as Series C Preferred Stock. The issuance of additional preferred stock on a parity with or senior to our Series D Preferred Stock would dilute the interests of the holders of our Series D Preferred Stock, and any issuance of preferred stock senior to or on a parity with our Series D Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series D Preferred Stock. No provisions relating to our Series D Preferred Stock protect the holders of our Series D Preferred Stock in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of our Series D Preferred Stock.

Our Series D Preferred Stock ranks pari passu with our existing Series B Preferred Stock and Series C Preferred Stock and any other class or series of capital stock established after the original issue date of the Series D Preferred Stock that is not expressly subordinated or senior to the Series D Preferred Stock as to the payment of dividends and amounts payable upon liquidation or reorganization. If less than all dividends payable with respect to the Series D Preferred Stock and any Parity Stock are paid, any partial payment shall be made pro rata with respect to share of Series D Preferred Stock and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time.

Market interest rates may adversely affect the value of our Series D Preferred Stock.

One of the factors that will influence the price of our Series D Preferred Stock will be the dividend yield on the Series D Preferred Stock (as a percentage of the price of our Series D Preferred Stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our Series D Preferred Stock to expect a higher dividend yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Series D Preferred Stock to decrease.

As a holder of Series D Preferred Stock you have extremely limited voting rights.

Your voting rights as a holder of Series D Preferred Stock will be extremely limited. Our common stock is the only class of our stock carrying full voting rights. Holders of the Series D Preferred Stock generally have no voting rights. However, if and whenever dividends payable on the Series D Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series D Preferred Stock (voting together as a class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, including holders of our Series B Preferred Stock and Series C Preferred Stock) will be entitled to elect one additional director to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity

Stock upon which like voting rights have been conferred and with which the Series D Preferred Stock voted as a class for the election of such director). The right of such holders of Series D Preferred Stock to elect a member of our board of directors will continue until such time as all accumulated and unpaid dividends on the Series D Preferred Stock have been paid in full. Certain other limited protective voting rights are described in this prospectus under “Description of Series D Preferred Stock—Voting Rights.”

Our ability to pay dividends on and to redeem our Series D Preferred Stock is limited by the requirements of Marshall Islands law.

Marshall Islands law provides that we may pay dividends on and redeem the Series D Preferred Stock only to the extent that assets are legally available for such purposes. Legally available assets generally are limited to our surplus, which essentially represents our retained earnings and the excess of consideration received by us for the sale of shares above the par value of the shares. In addition, under Marshall Islands law we may not pay dividends on or redeem Series D Preferred Stock if we are insolvent or would be rendered insolvent by the payment of such a dividend or the making of such redemption.

Our operations and results may be adversely affected by the Framework Agreement.

The Framework Agreement is expected to be the exclusive joint venture of the Company for the acquisition of new vessels during the two-year investment period (although we may acquire vessels outside the joint venture where York rejects a vessel acquisition opportunity). Where York decides to participate in a new vessel acquisition, the Company will hold a minority equity interest in such vessel. The operation of the Framework Agreement may increase certain administrative burdens, delay decision making and complicate the operation of the vessels acquired under the Framework Agreement. In addition, our managers may face conflicts of interest in the course of managing both the Company’s wholly-owned vessels and the Joint Venture vessels, the outcome of which may favor the Joint Venture vessels.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment regardless of the circumstances.

The payment due upon a liquidation is fixed at the redemption preference of $25.00 per share plus accumulated and unpaid dividends to the date of liquidation. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. Furthermore, if the market price for your Series D Preferred Stock is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

The Series D Preferred Stock is redeemable at our option.

We may, at our option, redeem all or, from time to time, part of the Series D Preferred Stock on or after May 13, 2020. If we redeem your Series D Preferred Stock, you will be entitled to receive a redemption price equal to $25.00 per share plus accumulated and unpaid dividends to the date of redemption. It is likely that we would choose to exercise our optional redemption right only when prevailing interest rates have declined, which would adversely affect your ability to reinvest your proceeds from the redemption in a comparable investment with an equal or greater yield to the yield on the Series D Preferred Stock had the shares of the Series D Preferred Stock not been redeemed. We may elect to exercise our partial redemption right on multiple occasions.

Tax Risks

In addition to the following risk factors, you should read “Material U.S. Federal Income Tax Considerations” and “Non-U.S. Tax Considerations” for a more complete discussion of the expected material U.S. Federal and non-U.S. income tax considerations relating to us and the ownership and disposition of our Series D Preferred Stock.

We may have to pay tax on U.S.-source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S.-source gross transportation income of a ship-owning or chartering corporation, such as ourselves, is subject to a 4% U.S. Federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S.-source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

We believe that we have qualified for a statutory exemption from such tax and we currently intend to continue to qualify for a statutory exemption from such tax for the foreseeable future. However, no assurance can be given that this will be the case. If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. Federal income tax on our U.S.-source gross transportation income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our stockholders. Some of our time charters contain provisions pursuant to which charterers undertake to reimburse us for the 4% gross basis tax on our U.S.-source gross transportation income. For a more detailed discussion, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Shipping Income.”

If we were treated as a “passive foreign investment company,” certain adverse U.S. Federal income tax consequences could result to U.S. stockholders.

A foreign corporation will be treated as a “passive foreign investment company” (“PFIC”) for U.S. Federal income tax purposes if at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. stockholders of a PFIC are subject to a disadvantageous U.S. Federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. If we are treated as a PFIC for any taxable year, we will provide information to U.S. stockholders who request such information to enable them to make certain elections to alleviate certain of the adverse U.S. Federal income tax consequences that would arise as a result of holding an interest in a PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets. Our counsel, Cravath, Swaine & Moore LLP, is of the opinion that we should not be a PFIC based on certain assumptions made by them as well as certain representations we made to them regarding the composition of our assets, the source of our income, the composition of our shareholder base, and the nature of our operations.

There is, however, no legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service (the “IRS”), or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, U.S. stockholders would face adverse tax consequences. Under the PFIC rules, unless those stockholders make certain elections available under the Code, such stockholders would be liable to pay U.S.

Federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the stockholder’s holding period. See “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders—PFIC Status” for a more detailed discussion of the U.S. Federal income tax consequences to U.S. stockholders if we are treated as a PFIC.

The enactment of proposed legislation could affect whether dividends paid by us constitute “qualified dividend income” eligible for the preferential rates.

Legislation has been proposed in the U.S. Senate that would deny the preferential rates of U.S. Federal income tax currently imposed on “qualified dividend income” with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country which has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted in its current form the preferential rates of U.S. Federal income tax discussed in “Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders—Distributions on Our Series D Preferred Stock” may no longer be applicable to dividends received from us. As of the date of this prospectus, it is not possible to predict with certainty whether or in what form the proposed legislation will be enacted.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus (and in the documents and statements incorporated by referenced herein) that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe,” “intend,” “anticipate,” “estimate,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the SEC, other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•	our continued ability to enter into time charters with existing customers as well as new customers;

•	our contracted revenue;

•	future operating or financial results and future revenues and expenses;

•	our future financial condition and liquidity;

•

our ability to obtain financing to fund capital expenditures, acquisitions and other corporate activities, funding by banks of their financial commitments, and our ability to meet our obligations under our credit facilities and comply with our loan covenants;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the financial health of our counterparties, both to our time charters and our credit facilities, and the ability of such counterparties to perform their obligations;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our ability to complete the formation of a proposed master limited partnership;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our expectations about availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and take delivery of new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	the availability of key employees and crew;

•	the length and number of off-hire days, dry-docking requirements and fuel and insurance costs;

•	our anticipated general and administrative expenses;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	the expiration dates and extensions of charters;

•	our fees and expenses payable under the group management agreement, as amended from time to time;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•

expected cost of, and our ability to comply with, governmental regulations and maritime self-regulatory organization standards, as well as standards imposed by our charterers applicable to our business;

•	requirements imposed by classification societies;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists;

•	potential liability from future litigation;

•	our cooperation with our joint venture partners and any expected benefits from such joint venture arrangement;

•	our business strategy and other plans and objectives for future operations; and

•	other factors discussed in “Risk Factors” in this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F). Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in “Risk Factors” in this prospectus (and in the “Risk Factors” described in our Annual Report on Form 20-F).

We caution that the forward-looking statements included in this prospectus (and in the documents and statements incorporated by reference herein) represent our estimates and assumptions only as of the date of this prospectus (and in the documents and statements incorporated by reference herein) and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under “Risk Factors” (and in the “Risk Factors” described in our Annual Report on Form 20-F). As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses payable by us, will be approximately $96,540,000 (assuming the underwriters’ option to purchase additional shares is not exercised). We plan to use the net proceeds of this offering for general corporate purposes, including vessel acquisitions or investments under the Framework Agreement or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the periods presented.

	Year Ended December 31,					Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges(1)	2.18	2.16	2.00	2.19	2.25	2.07
Ratio of earnings to fixed charges and preferred stock dividends(1)	2.18	2.16	2.00	2.14	1.99	1.85

(1)	For purposes of calculating the ratios above:

•

“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•

“preferred stock dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preferred stock and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations. Beginning on August 6, 2013, we had 2,000,000 shares of Series B Preferred Stock outstanding and beginning on January 21, 2014, we had 4,000,000 shares of Series C Preferred Stock outstanding.

CAPITALIZATION

The following table sets forth our (i) cash and cash equivalents, (ii) restricted cash and (iii) consolidated capitalization as of March 31, 2015 on an:

•	actual basis;

•

as adjusted basis, giving effect to (i) scheduled debt repayments totaling $2.3 million, (ii) dividends totaling $3.1 million paid on April 15, 2015 to Series B and Series C Preferred Stock holders of record on April 14, 2015 (of which $2.6 million was accrued as of March 31, 2015), (iii) contribution of $4.3 million in the equity of a company incorporated pursuant to the Framework Agreement with York for the first installment of the construction of one newbuild vessel and (iv) dividends totaling $21.7 million paid on May 6, 2015 to common stockholders of record on April 21, 2015.

•

as further adjusted basis, giving effect to the issuance and sale of the Series D Preferred Stock offered hereby (assuming the underwriters’ option to purchase additional shares is not exercised) at the public offering price of $25.00 per share.

Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between March 31, 2015 and the date of this prospectus.

This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of March 31, 2015
	Actual	As Adjusted	As Further Adjusted
	(in thousands of U.S. dollars)
Cash and cash equivalents	$84,248	$52,800	$149,340

Restricted cash	$57,179	$57,179	$57,179

Debt:
Total long-term debt(1)(2)(3)	$1,713,852	$1,711,529	$1,711,529

Stockholders’ equity:
Common stock, par value $0.0001 per share; 1,000,000,000 shares authorized and 74,949,600 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	8	8	8
Series B Preferred Stock, par value $0.0001 per share; 2,300,000 shares authorized and 2,000,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis	—	—	—
Series C Preferred Stock, par value $0.0001 per share; 4,600,000 shares authorized and 4,000,000 shares issued and outstanding on an actual, as adjusted and as further adjusted basis.	—	—	—
Series D Preferred Stock, par value $0.0001 per share; no shares authorized, issued and outstanding on an actual and as adjusted basis; 4,600,000 shares authorized and 4,000,000 shares issued and outstanding on an as further adjusted basis	—	—	—
Additional paid-in capital	861,299	861,299	957,839
Retained Earnings/(Accumulated deficit)	2,433	(19,781)	(19,781)
Accumulated other comprehensive loss	(55,385)	(55,385)	(55,385)

Total stockholders’ equity	$808,355	$786,141	$882,681

Total capitalization	$2,522,207	$2,497,670	$2,594,210

(1)

As of March 31, 2015, we had no undrawn capacity under committed credit facilities for newbuilds on order. However, Joint Venture entities in which we have a minority interest have undrawn committed financing relating to five out of 10 newbuild vessels.

(2)	All of our existing indebtedness is secured.

(3)	Includes finance lease obligations.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our Articles of Incorporation and bylaws. For additional information, we refer you to our Articles of Incorporation, which are incorporated by reference into this prospectus.

Under our Articles of Incorporation, our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, of which, as of May 5, 2015, 74,949,600 shares were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.0001 per share, issuable in series of which, as of May 5, 2015, no shares of Series A Preferred Stock were issued and outstanding, although 10,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan, 2,000,000 shares of Series B Preferred Stock were issued and outstanding, 4,000,000 shares of Series C Preferred Stock were issued and outstanding and no shares of Series D Preferred Stock were issued and outstanding.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including, among other things:

•	the designation of the series;

•

the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Series A Preferred Stock

There are no shares of Series A Preferred Stock issued and outstanding, although 10,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan.

Series B Preferred Stock

In August 2013, we issued 2,000,000 shares of our 7.625% Series B Preferred Stock. The initial liquidation preference of the Series B Preferred Stock is $25.00 per share. The shares are redeemable by us at any time on or after August 6, 2018. The shares carry an annual dividend rate of 7.625% per $25.00 of liquidation preference per share. The Series B Preferred Stock represents perpetual equity interests in us and, unlike our indebtedness but like our Series C Preferred Stock and Series D Preferred Stock, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series B Preferred Stock ranks junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C Preferred Stock and Series D Preferred Stock. Upon any liquidation and dissolution of us, holders of the Series B Preferred Stock will generally be entitled to receive the cash value of the liquidation preference of the Series B Preferred Stock, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series B Preferred Stock is not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series B Preferred Stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013 which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series C Preferred Stock

In January 2014, we issued 4,000,000 shares of our 8.50% Series C Preferred Stock. The initial liquidation preference of the Series C Preferred Stock is $25.00 per share. The shares are redeemable by us at any time on or after January 21, 2019. The shares carry an annual dividend rate of 8.50% per $25.00 of liquidation preference per share. The Series C Preferred Stock represents perpetual equity interests in us and, unlike our indebtedness but like our Series B Preferred Stock and Series D Preferred Stock, do not give rise to a claim of payment of a principal amount at a particular date. As such, the Series C Preferred Stock ranks junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series B Preferred Stock and Series D Preferred Stock. Upon any liquidation and dissolution of us, holders of the Series C Preferred Stock will generally be entitled to receive the cash value of the liquidation preference of the Series C Preferred Stock, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors, but before any distribution is made to or set aside for the holders of junior stock, including common stock. The Series C Preferred Stock is not convertible into common stock or other of our securities, do not have exchange rights and are not entitled to preemptive or similar rights. A description of our Series C Preferred Stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on January 15, 2014 which incorporates by reference the description of the Series C Preferred Stock contained in our prospectus filed with the SEC on January 14, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

Series D Preferred Stock

The Series D Preferred Stock offered hereby is a new series of shares. See “Description of Series D Preferred Stock” for a description of the terms of these shares.

Common Stock

A description of our common stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010, which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333- 170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description.

DESCRIPTION OF SERIES D PREFERRED STOCK

The following description of the Series D Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles of Incorporation, including the Statement of Designation designating the Series D Preferred Stock (the “Statement of Designation”), and setting forth the rights, preferences and limitations of the Series D Preferred Stock. We will file the Statement of Designation with the Registrar of Corporations of the Republic of The Marshall Islands. A copy of the Statement of Designation may be obtained from us as described under “Where You Can Find Additional Information.”

General

The Series D Preferred Stock offered hereby is a new series of preferred shares. Upon completion of this offering, there will be 4,600,000 shares of Series D Preferred Stock authorized, and 4,000,000 issued and outstanding (or 4,600,000 shares of Series D Preferred Stock issued and outstanding if the underwriters exercise their option to purchase additional shares in full). We may, without notice to or consent of the holders of the then-outstanding shares of Series D Preferred Stock, authorize and issue additional Series D Preferred Stock as well as Parity Stock and Junior Stock (each as defined under “Summary—The Offering—Ranking”) and, subject to the further limitations described under “—Voting Rights,” Senior Stock (as defined under “Summary—The Offering—Ranking”).

The holders of our common stock are entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common stock are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations and for payment to the holders of shares of any class or series of capital stock (including the Series D Preferred Stock) having preferential rights to receive distributions of our assets. See “Description of Capital Stock.”

The Series D Preferred Stock will entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus supplement, the Series D Preferred Stock offered hereby will be fully paid and nonassessable. Each share of Series D Preferred Stock will have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. See “—Liquidation Rights.”

The Series D Preferred Stock will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D Preferred Stock will rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All shares of Series D Preferred Stock offered hereby will be represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series D Preferred Stock will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. See “—Book-Entry System.”

The Series D Preferred Stock will not be convertible into common stock or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series D Preferred Stock will not be subject to mandatory redemption or to any sinking fund requirements. The Series D Preferred Stock will be subject to redemption, in whole or from time to time in part, at our option commencing on May 13, 2020. See “—Redemption.”

We have appointed American Stock Transfer & Trust Company, LLC as the paying agent (the “Paying Agent”), and the registrar and transfer agent (the “Registrar and Transfer Agent”), for the Series D Preferred Stock. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

Prior to this offering, we have established three other series of preferred shares.

•

As of March 31, 2015, there are no shares of Series A Preferred Stock issued and outstanding, although 10,000,000 shares have been designated Series A Participating Preferred Stock in connection with our adoption of a stockholder rights plan.

•	As of March 31, 2015, a total of 2,000,000 shares of our 7.625% Series B Preferred Stock were issued and outstanding.

•	As of March 31, 2015, a total of 4,000,000 shares of our 8.5% Series C Preferred Stock were issued and outstanding.

The rights, preferences and limitations of the Series B Preferred Stock and Series C Preferred Stock are described in more detail under “Description of Capital Stock” above.

The Series D Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to the Junior Stock;

•	on a parity with the Parity Stock; and

•	junior to the Senior Stock.

The Series D Preferred Stock ranks junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series B Preferred Stock and Series C Preferred Stock.

Liquidation Rights

The holders of outstanding shares of Series D Preferred Stock will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Stock. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the outstanding Series D Preferred Stock and any Parity Stock are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series D Preferred Stock and any Parity Stock, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series D Preferred Stock and Parity Stock, our remaining assets and funds will be distributed among the holders of the common stock and any other Junior Stock then outstanding according to their respective rights.

Voting Rights

The Series D Preferred Stock will have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends, whether consecutive or not, payable on the Series D Preferred Stock are in arrears, the holders of the Series D Preferred Stock, will have the right, voting as a class together with holders of any Parity Stock upon which like voting rights have been conferred and are exercisable, including holders of our Series B Preferred Stock and Series C Preferred Stock, at the next meeting of stockholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Stock upon which like voting rights have been conferred and with which the Series D Preferred Stock voted as a class for the election of such director). The right of such holders of Series D Preferred Stock to elect a member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series D Preferred Stock have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series D Preferred Stock and any other Parity Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series D Preferred Stock and any other Parity Stock shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series D Preferred Stock, voting as a single class, we may not adopt any amendment to our Articles of Incorporation that adversely alters the preferences, powers or rights of the Series D Preferred Stock.

Under the Statement of Designation, we may issue additional common stock and other Junior Stock from time to time in one or more series without the consent of the holders of the Series D Preferred Stock. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Stock or Senior Stock is limited as described under “—Voting Rights.”

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting as a class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Stock if the cumulative dividends payable on outstanding Series D Preferred Stock are in arrears; or

•	create or issue any Senior Stock.

On any matter described above in which the holders of the Series D Preferred Stock are entitled to vote as a class, such holders will be entitled to one vote per share. The Series D Preferred Stock held by us or any of our subsidiaries or affiliates will not be entitled to vote. As of May 5, 2015, there were 2,000,000 shares of Series B Preferred Stock outstanding and 4,000,000 shares of Series C Preferred Stock outstanding. Accordingly, after the issuance of 4,000,000 shares of Series D Preferred Stock in this offering (assuming the underwriters do not exercise their option to purchase additional shares), the Series D Preferred Stock will represent approximately 40% of the total voting power of the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock. Assuming that we issue 4,600,000 shares of Series D Preferred Stock in this offering (assuming the underwriters exercise their option to purchase additional shares in full), the Series D Preferred Shares will represent approximately 43.4% of the total voting power of the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock.

No vote or consent of holders of Series D Preferred Stock shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Stock or (iii) except as provided above, the authorization or issuance of any preferred stock of any series of the Company.

Dividends

General

Holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from May 13, 2015.

Dividend Rate

Dividends on Series D Preferred Stock will be cumulative, commencing on May 13, 2015, and payable on each Dividend Payment Date, commencing July 15, 2015, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series D Preferred Stock will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per share of Series D Preferred Stock. The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series D Preferred Stock will be each January 15, April 15, July 15 and October 15, commencing July 15, 2015. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series D Preferred Stock will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which The New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series D Preferred Stock that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our bylaws then in effect and the Statement of Designation.

So long as the Series D Preferred Stock is held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series D Preferred Stock in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series D Preferred Stock and any Parity Stock through the most recent respective Dividend Payment Date. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series D Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series D Shares and any Parity Stock have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series D Preferred Stock and any Parity Stock are paid, any partial payment will be made pro rata with respect to the Series D Preferred Stock and any Parity Stock (including the Series B Preferred Stock) entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series D Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series D Preferred Stock.

Redemption

Optional Redemption

Commencing on May 13, 2020, we may redeem, at our option, in whole or from time to time in part, the Series D Preferred Stock at a redemption price in cash equal to $25.00 per share plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected out of any funds available for such purpose.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our stock transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series D Preferred Stock to be redeemed and, if less than all outstanding shares of Series D Preferred Stock are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series D Preferred Stock is to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all shares of Series D Preferred Stock are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of shares of Series D Preferred Stock to be redeemed, and the Securities Depository will determine the number of shares of Series D Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account. Thereafter, each participant will select the number of shares to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series D Preferred Stock for its own account). A participant may determine to redeem Series D Preferred Stock from some beneficial owners (including the participant itself) without redeeming Series D Preferred Stock from the accounts of other beneficial owners.

So long as the Series D Preferred Stock is held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series D Preferred Stock as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our stockholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series D Preferred Stock, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request, after which repayment the holders of the Series D Preferred Stock entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series D Preferred Stock represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series D Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series D Preferred Stock called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series D Preferred Stock, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series D Preferred Stock. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred shares, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series D Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series D Preferred Stock or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Stock and any Parity Stock. Common stock and any other Junior Stock may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series D Preferred Stock and any Parity Stock for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series D Preferred Stock will not have the benefit of any sinking fund.

Book-Entry System

All Series D Preferred Stock offered hereby will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depository selected by us), or the Securities Depository, and registered in the name of its nominee (initially, Cede & Co.). The Series D Preferred Stock offered hereby will continue to be represented by a single certificate registered in the name of the Securities Depository or its nominee, and no holder of the Series D Preferred Stock offered hereby will be entitled to receive a certificate evidencing such shares unless otherwise required by law or the Securities Depository gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depository within 60 calendar days thereafter. Payments and communications made by us to holders of the Series D Preferred Stock will be duly made by making payments to, and communicating with, the Securities Depository. Accordingly, unless certificates are available to holders of the Series D Preferred Stock, each purchaser of Series D Preferred Stock must rely on

(1) the procedures of the Securities Depository and its participants to receive dividends, distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series D Preferred Stock and (2) the records of the Securities Depository and its participants to evidence its ownership of such Series D Preferred Stock.

So long as the Securities Depository (or its nominee) is the sole holder of the Series D Preferred Stock, no beneficial holder of the Series D Preferred Stock will be deemed to be a stockholder of us. The Depository Trust Company, the initial Securities Depository, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depository maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series D Preferred Stock, whether as a holder of the Series D Preferred Stock for its own account or as a nominee for another holder of the Series D Preferred Stock.

Investors in the Series D Preferred Stock who are not direct participants in The Depository Trust Company may hold their interests therein indirectly through organizations (including Euroclear System (“Euroclear”) and Clearstream Banking, N.A. (“Clearstream”)) which are direct participants. Euroclear and Clearstream will hold interests in the Series D Preferred Stock on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the Series D Preferred Stock, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company or any successor Securities Depository. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Cross-market transfers between direct participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Series D Preferred Stock in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the single certificate representing the Series D Preferred Stock from a direct participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the issuer that cash received in Euroclear or Clearstream as a result of sales of interests in the single certificate representing the Series D Preferred Stock by or through a Euroclear or Clearstream participant to a direct participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of U.S. Federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion does not address any U.S. state or local tax matters. You are encouraged to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of our Series D Preferred Stock that may be applicable to you.

Taxation of Our Shipping Income

Subject to the discussion of “effectively connected” income below, unless exempt from U.S. Federal income tax under the rules contained in Section 883 of the Code and the Treasury Regulations promulgated thereunder, a non-U.S. corporation is, under the rules of Section 887 of the Code, subject to a 4% U.S. Federal income tax in respect of its U.S.-source gross transportation income (without the allowance for deductions).

For this purpose, U.S.-source gross transportation income includes 50% of the shipping income that is attributable to transportation that begins or ends (but that does not both begin and end) in the United States. Shipping income attributable to transportation exclusively between non-U.S. ports is generally not subject to any U.S. Federal income tax.

“Shipping income” means income that is derived from:

(a)	the use of vessels;

(b)	the hiring or leasing of vessels for use on a time, operating or bareboat charter basis;

(c)	the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income; or

(d)	the performance of services directly related to those uses.

Under Section 883 of the Code and the Treasury Regulations promulgated thereunder, a non-U.S. corporation will be exempt from U.S. Federal income tax on its U.S.-source gross transportation income if:

(a)	it is organized in a foreign country (or the “country of organization”) that grants an “equivalent exemption” to U.S. corporations; and

(b)	either

(i)

more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to U.S. corporations; or

(ii)

its stock is “primarily and regularly traded on an established securities market” in its country of organization, in another country that grants an “equivalent exemption” to U. S. corporations, or in the United States.

We believe that we have qualified and currently intend to continue to qualify for this statutory tax exemption for the foreseeable future. However, no assurance can be given that this will be the case in the future. If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. Federal income tax on our U.S.-source gross transportation income, subject to the discussion of “effectively connected” income below. Since we expect that no more than 50% of our gross shipping income would be treated as U.S.-source gross transportation income, we expect that the effective rate of U.S. Federal income tax on our gross transportation income would not exceed 2%. Many of our time charters contain provisions pursuant to which charterers undertake to reimburse us for the 4% gross basis tax on our U.S.- source gross transportation income.

To the extent exemption under Section 883 is unavailable, our U.S.-source gross transportation income that is considered to be “effectively connected” with the conduct of a U.S. trade or business would be subject to the U.S. corporate income tax currently imposed at rates of up to 35% (net of applicable deductions). In addition, we may be subject to the 30% U.S. “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S.-source gross transportation income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

(a)	we had, or were considered to have, a fixed place of business in the United States involved in the earning of U.S.-source gross transportation income; and

(b)

substantially all of our U.S.-source gross transportation income was attributable to regularly scheduled transportation, such as the operation of a vessel that followed a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We believe that we will not meet these conditions because we will not have, or permit circumstances that would result in us having, such a fixed place of business in the United States or any vessel sailing to or from the United States on a regularly scheduled basis.

In addition, income attributable to transportation that both begins and ends in the United States is not subject to the tax rules described above. Such income is subject to either a 30% gross-basis tax or to U.S. corporate income tax on net income at rates of up to 35% (and the branch profits tax discussed above). Although there can be no assurance, we do not expect to engage in transportation that produces shipping income of this type.

Taxation of Gain on Our Sale of Assets

Regardless of whether we qualify for the exemption under Section 883 of the Code, we will not be subject to U.S. Federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States (as determined under U.S. tax principles). In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel (and risk of loss with respect to the vessel) passes to the buyer outside of the United States. We expect that any sale of a vessel will be so structured that it will be considered to occur outside of the United States.

Taxation of U.S. Holders

You are a “U.S. holder” if you are a beneficial owner of our Series D Preferred Stock and you are a U.S. citizen or resident, a U.S. corporation (or other U.S. entity taxable as a corporation), an estate the income of which is subject to U.S. Federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

If a partnership holds our Series D Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Series D Preferred Stock, you should consult your tax advisor.

Distributions on Our Series D Preferred Stock

Subject to the discussion of “passive foreign investment companies” below, any distributions with respect to our Series D Preferred Stock that you receive from us will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described below, to the extent of our current or accumulated earnings and profits (as determined under U.S. tax principles). Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of your tax basis in our Series D Preferred Stock (on a dollar-for-dollar basis) and thereafter as capital gain.

Because we are not a U.S. corporation, if you are a U.S. corporation (or a U.S. entity taxable as a corporation), you will not be entitled to claim a dividends-received deduction with respect to any distributions you receive from us.

Dividends paid with respect to our Series D Preferred Stock will generally be treated as “passive category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividends you receive from us should be treated as “qualified dividend income,” provided that:

(a)	the Series D Preferred Stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange);

(b)	we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—PFIC Status”);

(c)	you own our Series D Preferred Stock for more than 60 days in the 121-day period beginning 60 days before the date on which the Series D Preferred Stock becomes ex-dividend;

(d)	you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and

(e)	certain other conditions are met.

Qualified dividend income is taxed at a preferential maximum rate of 15% or 20%, depending on the income level of the taxpayer.

Special rules may apply to any “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of our Series D Preferred Stock in an amount that is equal to (or in excess of) 5% of your adjusted tax basis (or fair market value in certain circumstances) in such Series D Preferred Stock. If we pay an extraordinary dividend on our Series D Preferred Stock that is treated as qualified dividend income and if you are an individual, estate or trust, then any loss derived by you from a subsequent sale or exchange of such Series D Preferred Stock will be treated as long-term capital loss to the extent of such dividend.

There is no assurance that dividends you receive from us will be eligible for the preferential rates applicable to qualified dividend income. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

In addition, even if we are not a PFIC, under proposed legislation, dividends of a corporation incorporated in a country without a “comprehensive income tax system” paid to U.S. holders who are individuals, estates or trusts would not be eligible for the preferential tax rates. Although the term “comprehensive income tax system” is not defined in the proposed legislation, we believe this rule would apply to us because we are incorporated in the Marshall Islands. As of the date hereof, it is not possible to predict with certainty whether or in what form this proposed legislation will be enacted.

Sale, Exchange or Other Disposition of Series D Preferred Stock

Provided that we are not a PFIC for any taxable year, you generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Series D Preferred Stock in an amount equal to the difference between the amount realized by you from such sale, exchange or other disposition and your tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if your holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. Your ability to deduct capital losses against ordinary income is subject to limitations.

Unearned Income Medicare Contribution Tax

Each U.S. holder who is an individual, estate or trust will generally be subject to a 3.8% Medicare tax on the lesser of (i) such U.S. holder’s “net investment income” for the relevant taxable year, and (ii) the excess of such U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividends on and capital gains from the sale, exchange or other disposition of our Series D Preferred Stock, subject to certain exceptions. You are encouraged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains from your ownership or disposition of our Series D Preferred Stock.

PFIC Status

Special U.S. Federal income tax rules apply to you if you hold stock in a non-U.S. corporation that is classified as a “passive foreign investment company” for U.S. Federal income tax purposes. In general, we will be treated as a PFIC in any taxable year in which, after applying certain look-through rules, either:

(a)

at least 75% of our gross income for such taxable year consists of “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

(b)	at least 50% of the average value of our assets during such taxable year consists of “passive assets” (i.e., assets that produce, or are held for the production of, passive income).

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income we earned, or are deemed to earn, in connection with the performance of services will not constitute passive income. By contrast, rental income will generally constitute passive income (unless we are treated under certain special rules as deriving our rental income in the active conduct of a trade or business).

There are legal uncertainties involved in determining whether the income derived from time chartering activities constitutes rental income or income derived from the performance of services. In Tidewater Inc. v. United States, 565 F.2d 299 (5th Cir. 2009), the Fifth Circuit held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. In a recent published guidance, however, the IRS states that it disagrees with the holding in Tidewater, and specifies that time charters should be treated as service contracts. Since we have chartered all our vessels to unrelated charterers on the basis of time charters and since we expect to continue to do so, we believe that we are not now and have never been a PFIC. Our counsel, Cravath, Swaine & Moore LLP, has provided us with an opinion that we should not be a PFIC based on certain representations we made to them, including the representation that Costamare Shipping, which manages the Company’s vessels, is not related to any charterer of the vessels, and of certain assumptions made by them, including the assumption that time charters of the Company will be arranged in a manner substantially similar to the terms of its existing time charters. However, we have not sought, and we do not expect to seek, an IRS ruling on this matter. As a result, the IRS or a court could disagree with our position. No assurance can be given that this result will not occur. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future, or that we can avoid PFIC status in the future.

As discussed below, if we were to be treated as a PFIC for any taxable year, you generally would be subject to one of three different U.S. Federal income tax regimes, depending on whether or not you make certain elections. Additionally for each year during which you own our Series D Preferred Stock, and we are a PFIC and the total value of all PFIC stock that you directly or indirectly own exceeds certain thresholds, you will be required to file IRS Form 8621 with your U.S. Federal income tax return to report your ownership of our Series D Preferred Stock.

The PFIC rules are complex, and you are encouraged to consult your own tax advisor regarding the PFIC rules, including the annual PFIC reporting requirement.

Taxation of U.S. Holders That Make a Timely QEF Election

If we were a PFIC and if you make a timely election to treat us as a “Qualifying Electing Fund” for U.S. tax purposes (a “QEF Election”), you would be required to report each year your pro rata share of our ordinary earnings and our net capital gain for our taxable year that ends with or within your taxable year, regardless of whether we make any distributions to you. Such income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. Your adjusted tax basis in our Series D Preferred Stock would be increased to reflect such taxed but undistributed earnings and profits. Distributions of earnings and profits that had previously been taxed would result in a corresponding reduction in your adjusted tax basis in our Series D Preferred Stock and would not be taxed again once distributed. You would generally recognize capital gain or loss on the sale, exchange or other disposition of our Series D Preferred Stock. Even if you make a QEF Election for one of our taxable years, if we were a PFIC for a prior taxable year during which you held our Series D Preferred Stock and for which you did not make a timely QEF Election, you would also be subject to the more adverse rules described below under “Taxation of U.S. Holders That Make No Election.” Additionally, to the extent any of our subsidiaries is a PFIC, your election to treat us as a “Qualifying Electing Fund” would not be effective with respect to your deemed ownership of the stock of such subsidiary and a separate QEF Election with respect to such subsidiary is required.

You would make a QEF Election by completing and filing IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If we were to become aware that we were to be treated as a PFIC for any taxable year, we would notify all U.S. holders of such treatment and would provide all necessary information to any U.S. holder who requests such information in order to make the QEF Election described above with respect to us and the relevant subsidiaries.

Taxation of U.S. Holders That Make a Timely “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our Series D Preferred Stock is treated as “marketable stock,” you would be allowed to make a “mark-to-market” election with respect to our Series D Preferred Stock, provided you complete and file IRS Form 8621 with your U.S. Federal income tax return for the year for which the election is made in accordance with the relevant instructions. If that election is made, you generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Series D Preferred Stock at the end of the taxable year over your adjusted tax basis in our Series D Preferred Stock. You also would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in our Series D Preferred Stock over the fair market value of such shares at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). Your tax basis in our Series D Preferred Stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Series D Preferred Stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Series D Preferred Stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by you. However, to the extent any of our subsidiaries is a PFIC, your “mark-to-market” election with respect to our Series D Preferred Stock would not apply to your deemed ownership of the stock of such subsidiary.

Taxation of U.S. Holders That Make No Election

Finally, if we were treated as a PFIC for any taxable year and if you did not make either a QEF Election or a “mark-to-market” election for that year, you would be subject to special rules with respect to (a) any excess distribution (that is, the portion of any distributions received by you on our Series D Preferred Stock in a taxable year in excess of 125% of the average annual distributions received by you in the three preceding taxable years, or, if shorter, your holding period for our Series D Preferred Stock) and (b) any gain realized on the sale, exchange or other disposition of our Series D Preferred Stock. Under these special rules:

(i)	the excess distribution or gain would be allocated ratably over your aggregate holding period for our Series D Preferred Stock;

(ii)	the amount allocated to the current taxable year would be taxed as ordinary income; and

(iii)

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you died while owning our Series D Preferred Stock, your successor generally would not receive a step-up in tax basis with respect to such shares for U.S. tax purposes.

Taxation of Non-U.S. Holders

You are a “non-U.S. holder” if you are a beneficial owner of our Series D Preferred Stock (other than a partnership for U.S. tax purposes) and you are not a U.S. holder.

Distributions on Our Series D Preferred Stock

You generally will not be subject to U.S. Federal income or withholding taxes on a distribution received from us with respect to our Series D Preferred Stock, unless the income arising from such distribution is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with respect to that income, such income generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Disposition of Our Series D Preferred Stock

You generally will not be subject to U.S. Federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Series D Preferred Stock, unless:

(a)

the gain is effectively connected with your conduct of a trade or business in the United States; if you are entitled to the benefits of an applicable income tax treaty with respect to that gain, that gain generally is taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; or

(b)	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. Federal income tax, net of certain deductions, at regular U.S. Federal income tax rates. If you are a corporate non-U.S. holder, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

United States Backup Withholding and Information Reporting

In general, if you are a non-corporate U.S. holder, dividend payments (or other taxable distributions) made within the United States will be subject to information reporting requirements and backup withholding tax if you:

(1)	fail to provide us with an accurate taxpayer identification number;

(2)	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your Federal income tax returns; or

(3)	in certain circumstances, fail to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you sell our Series D Preferred Stock to or through a U.S. office or broker, the payment of the sales proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell our Series D Preferred Stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment.

However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell our Series D Preferred Stock through a non-U.S. office of a broker that is a U.S. person or has certain other connections with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

U.S. individuals who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. Federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a foreign corporation, including our Series D Preferred Stock, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You are encouraged to consult with your tax advisor regarding the filing of this form.

NON-U.S. TAX CONSIDERATIONS

Marshall Islands Tax Considerations

We are a non-resident domestic Marshall Islands corporation. Because we do not, and we do not expect that we will, conduct business or operations in the Marshall Islands, under current Marshall Islands law we are not subject to tax on income or capital gains and our stockholders (so long as they are not citizens or residents of the Marshall Islands) will not be subject to Marshall Islands taxation or withholding on dividends and other distributions (including upon a return of capital) we make to our stockholders. In addition, so long as our stockholders are not citizens or residents of the Marshall Islands, our stockholders will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, holding or disposition of our Series D Preferred Stock, and our stockholders will not be required by the Republic of the Marshall Islands to file a tax return relating to our Series D Preferred Stock.

Each stockholder is urged to consult their tax counselor or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of their investment in our Series D Preferred Stock. Further, it is the responsibility of each stockholder to file all state, local and non-U.S., as well as U.S. Federal, tax returns that may be required of them.

Liberian Tax Considerations

The Republic of Liberia enacted a new income tax act effective as of January 1, 2001 (the “New Act”). In contrast to the income tax law previously in effect since 1977, the New Act does not distinguish between the taxation of “non-resident” Liberian corporations, such as our Liberian subsidiaries, which conduct no business in Liberia and were wholly exempt from taxation under the prior law, and “resident” Liberian corporations, which conduct business in Liberia and are (and were under the prior law) subject to taxation.

The New Act was amended by the Consolidated Tax Amendments Act of 2011, which was published and became effective on November 1, 2011 (the “Amended Act”). The Amended Act specifically exempts from taxation non-resident Liberian corporations such as our Liberian subsidiaries that engage in international shipping (and are not engaged in shipping exclusively within Liberia) and that do not engage in other business or activities in Liberia other than those specifically enumerated in the Amended Act. In addition, the Amended Act made such exemption from taxation retroactive to the effective date of the New Act.

If, however, our Liberian subsidiaries were subject to Liberian income tax under the Amended Act, they would be subject to tax at a rate of 35% on their worldwide income. As a result, their, and subsequently our, net income and cash flow would be materially reduced. In addition, as the ultimate stockholder of the Liberian subsidiaries, we would be subject to Liberian withholding tax on dividends paid by our Liberian subsidiaries at rates ranging from 15% to 20%.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our Series D Preferred Stock, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$11,620
Printing Expenses	50,000
Legal Fees and Expenses	200,000
Accountants’ Fees and Expenses	23,500
The New York Stock Exchange Listing Fee	16,550
Transfer Agent Fees and Expenses	5,000
Miscellaneous Costs	3,330

Total	$310,000

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our Series D Preferred Stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	1,400,000
UBS Securities LLC	1,400,000
Credit Suisse Securities (USA) LLC	400,000
J.P. Morgan Securities LLC	400,000
Stifel, Nicolaus & Company, Incorporated	400,000

Total	4,000,000

The underwriters are collectively referred to as the “underwriters.” The underwriters are offering the shares of Series D Preferred Stock subject to their acceptance of the shares from us. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Series D Preferred Stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Series D Preferred Stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of our Series D Preferred Stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of our Series D Preferred Stock, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional shares of our Series D Preferred Stock solely to cover over-allotments, if any, at the public offering price listed on the cover page of this prospectus, less underwriting discounts. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our Series D Preferred Stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Series D Preferred Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 600,000 shares of our Series D Preferred Stock.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$25.00	$100,000,000	$115,000,000
Underwriting discounts paid by us	$0.7875	$3,150,000	$3,622,500
Proceeds, before expenses, to us	$24.2125	$96,850,000	$111,377,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $310,000. We have agreed to reimburse the underwriters for certain legal expenses relating solely to state “Blue Sky” qualifications and FINRA filings in connection with the offering in an amount not to exceed $2,000 and $8,000, respectively, which reimbursement is deemed underwriting compensation by FINRA.

We have agreed not to sell or transfer any shares of our Series D Preferred Stock or any securities substantially similar to our Series D Preferred Stock or securities convertible into, exchangeable for, exercisable for or repayable with Series D Preferred Stock or issue any securities substantially similar to our Series D Preferred Stock, for 30 days after the date of this prospectus supplement without first obtaining the written consent of Morgan Stanley & Co. LLC, UBS

Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Stifel, Nicolaus & Company, Incorporated. Specifically, we have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of Series D Preferred Stock or substantially similar security;

•	sell any option or contract to purchase any shares of Series D Preferred Stock or substantially similar security;

•	purchase any option or contract to sell any shares of Series D Preferred Stock or substantially similar security;

•	grant any option, right or warrant for the sale of any shares of Series D Preferred Stock or substantially similar security;

•	lend or otherwise dispose of or transfer any shares of Series D Preferred Stock or substantially similar security;

•	file a registration statement related to the Series D Preferred Stock or substantially similar security; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of Series D Preferred Stock or substantially similar security whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

These lock-up provisions apply to shares of our Series D Preferred Stock or substantially similar security and to securities convertible into or exchangeable or exercisable for or repayable with our Series D Preferred Stock or substantially similar security.

Our Series D Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list the shares of Series D Preferred Stock on the NYSE under the symbol “CMRE PR D.” If the application is approved, trading of the shares of Series D Preferred Stock on the NYSE is expected to begin within 30 days after the date of initial delivery of the Series D Preferred Stock. The underwriters have advised us that they intend to make a market in shares of Series D Preferred Stock before commencement of trading on the NYSE. They will have no obligation to make a market in shares of Series D Preferred Stock, however, and may cease market-making activities, if commenced, at any time. Accordingly, an active trading market on the NYSE for shares of Series D Preferred Stock may not develop or, even if one develops, may not last, in which case the liquidity and market price of the shares of Series D Preferred Stock could be adversely affected, the difference between bid and asked prices could be substantial and your ability to transfer shares of Series D Preferred Stock at the time and price desired will be limited.

In order to facilitate the offering of the shares of our Series D Preferred Stock, the underwriters may engage in transactions that affect the price of our Series D Preferred Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series D Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our Series D Preferred Stock in the open market that have the effect of stabilizing the price of our Series D Preferred Stock. These activities may also raise or maintain the market price of our Series D Preferred Stock above independent market levels or prevent or retard a decline in the market price of our Series D Preferred Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares of our Series D Preferred Stock for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters for Internet distributions on the same basis as other allocations.

We expect that delivery of shares of Series D Preferred Stock will be made to investors on May 13, 2015, which will be the fifth business day following the date of pricing of the shares of Series D Preferred Stock (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their shares of Series D Preferred Stock on the initial pricing date of the Series D Preferred Stock or the succeeding business day will be required, by virtue of the fact that the Series D Preferred Stock initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their advisors.

The underwriters and their respective affiliates are full-service financial institutions and have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us, for which they received or will receive customary fees and commissions. Charlotte Stratos, who is a member of our board of directors, is a consulting Senior Advisor to the Investment Banking Division of Morgan Stanley & Co. LLC, one of the underwriters of this offering. Credit Suisse AG, an affiliate of Credit Suisse Securities (USA) LLC, is a lender under one of our loan facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares of Series D Preferred Stock offered hereby. Any such short positions could adversely affect future trading prices of the shares of Series D Preferred Stock offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) and with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, an offer to the public of any shares of our Series D Preferred Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Series D Preferred Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities referred to in (a) through (c) above shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Series D Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Series D Preferred Stock to be offered so as to enable an investor to decide to purchase any shares of our Series D Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU,), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive 2803/A1/EC) (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, (the “Order”) or (ii) high net worth entities and other persons to whom it may otherwise be lawfully communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This document must not be acted on or relied on in the United Kingdom by persons who are not Relevant Persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, Relevant Persons.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our Series D Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Series D Preferred Stock in, from or otherwise involving the United Kingdom.

This prospectus supplement and any other material described herein have not been approved for the purposes of section 21 of the FSMA by a person authorized under the FSMA. This prospectus supplement and any other material described herein are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of the FSMA does not apply. The Series D Preferred Stock are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

Notice to Prospective Investors in Switzerland

The Series D Preferred Stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Series D Preferred Stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, Costamare Inc. or the Series D Preferred Stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Series D Preferred Stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of Series D Preferred Stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Series D Preferred Stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series D Preferred Stock offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The Series D Preferred Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series D Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series D Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series D Preferred Stock may not be circulated or distributed, nor may the Series D Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Series D Preferred Stock is subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

Japan

The Series D Preferred Stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and no Series D Preferred Stock will be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the Series D Preferred Stock and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel on matters of Marshall Islands law, Cozen O’Connor. Certain other legal matters with respect to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP may rely on the opinions of Cozen O’Connor for all matters of Marshall Islands law. The underwriters have been represented in connection with this offering by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc. appearing in Costamare Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014, and the effectiveness of Costamare Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras Street, 151 25, Maroussi, Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, with respect to the offer and sale of securities pursuant to this prospectus. This prospectus supplement and the accompanying prospectus, filed as a part of the registration statement, do not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the Series D Preferred Stock offered by this prospectus supplement and the accompanying prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under New York Stock Exchange rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act of 1934, as amended. In addition, as a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended, relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 5, 2015;

•

our Exhibit 99.2 to our Report on Form 6-K filed with the SEC on April 28, 2015 and our report on Form 6-K filed with the SEC on May 4, 2015 relating to our unaudited interim condensed consolidated financial statements for the three-month period ended March 31, 2015;

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010, which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333- 170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description;

•

the description of our Series B Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013, which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description; and

•

the description of our Series C Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on January 15, 2014, which incorporates by reference the description of the Series C Preferred Stock contained in our prospectus filed with the SEC on January 14, 2014, pursuant to Rule 424(b) under the Securities Act, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 20-F and our Reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Costamare Inc.
60 Zephyrou Street &
Syngrou Avenue
17564 Athens, Greece
+30-210-949-0050
Attention: Anastassios Gabrielides

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

PROSPECTUS

$300,000,000

Costamare Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

Through this prospectus, we may offer common stock, preferred stock, which may be represented by American Depositary Shares (“ADSs”), debt securities, warrants, rights and units from time to time. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The securities covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “CMRE”. Our Series B Preferred Stock is traded on the New York Stock Exchange under the symbol “CMRE PRB”.

Our principal executive offices are located at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at such address is +30-210-949-0050.

Investing in our securities involves risks. Before buying any securities you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2013.

FORWARD-LOOKING STATEMENTS

All statements in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. The disclosure and analysis set forth in this prospectus includes assumptions, expectations, projections, intentions and beliefs about future events in a number of places, particularly in relation to our operations, cash flows, financial position, plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. These statements are intended as forward-looking statements. In some cases, predictive, future-tense or forward-looking words such as “believe”, “intend”, “anticipate”, “estimate”, “project”, “forecast”, “plan”, “potential”, “may”, “should”, “could” and “expect” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. In addition, we and our representatives may from time to time make other oral or written statements which are forward-looking statements, including in our periodic reports that we file with the Securities and Exchange Commission (the “SEC”), other information sent to our security holders, and other written materials.

Forward-looking statements include, but are not limited to, such matters as:

•	general market conditions and shipping industry trends, including charter rates, vessel values and factors affecting supply and demand;

•

our continued ability to enter into time charters with our customers, including our ability to re-charter our vessels upon the expiry of existing charters, or to secure profitable employment for our vessels in the spot market;

•	our contracted revenue;

•	future operating or financial results and future revenues and expenses;

•

our financial condition and liquidity, including our ability to make required payments under our credit facilities, comply with our loan covenants and obtain additional financing in the future to fund capital expenditures, acquisitions and other corporate activities, as well as our ability to refinance indebtedness;

•	the overall health and condition of the U.S. and global financial markets, including the value of the U.S. dollar relative to other currencies;

•	the financial health of our counterparties, both to our time charters and our credit facilities, and the ability of such counterparties to perform their obligations;

•	future, pending or recent acquisitions of vessels or other assets, business strategy, areas of possible expansion and expected capital spending or operating expenses;

•	our expectations relating to dividend payments and our ability to make such payments;

•

our expectations about availability of existing vessels to acquire or newbuilds to purchase, the time that it may take to construct and deliver new vessels, including our newbuild vessels currently on order, or the useful lives of our vessels;

•	availability of key employees and crew, length and number of off-hire days, drydocking requirements and fuel and insurance costs;

•	our anticipated general and administrative expenses;

•	our ability to leverage to our advantage our managers’ relationships and reputation within the container shipping industry;

•	expected compliance with financing agreements and the expected effect of restrictive covenants in such agreements;

•	environmental and regulatory conditions, including changes in laws and regulations or actions taken by regulatory authorities;

•	risks inherent in vessel operation, including terrorism, piracy and discharge of pollutants;

•	potential liability from future litigation;

•	our cooperation with our joint venture partners and any expected benefits from such joint venture arrangement; and

•	other factors discussed in the section entitled “Risk Factors”.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in law, governmental rules and regulations, or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business;

•	potential liability from future litigation;

•	length and number of off-hire periods and dependence on affiliated managers; and

•	other factors discussed in the “Risk Factors” section of this prospectus.

We caution that the forward-looking statements included in this prospectus represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Assumptions, expectations, projections, intentions and beliefs about future events may, and often do, vary from actual results and these differences can be material. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors”. As a result, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements contained in this prospectus, whether as a result of new information, future events, a change in our views or expectations or otherwise. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement. We make no prediction or statement about the performance of our common stock.

Unless we otherwise specify, when used in this prospectus the terms “Costamare”, the “Company”, “we”, “our”, “us” or similar terms refer to Costamare Inc. and its subsidiaries and/or any one of them. We use the term “twenty foot equivalent unit” or “TEU”, the international standard measure of containers, in describing the capacity of our containerships.

THE COMPANY

We are an international owner of containerships, chartering our vessels to many of the world’s largest liner companies. As of November 19, 2013, we had a fleet of approximately 60 containerships, with a total capacity in excess of 350,000 TEU, including newbuilds on order, making us one of the largest containership charter owners in the world, based on total TEU capacity. Our fleet includes several vessels in the water and on order acquired or to be acquired pursuant to the Framework Agreement with York Capital Management Global Advisors LLC by joint venture entities in which we hold a 49% equity interest. Each vessel in our fleet is a cellular containership, meaning it is a dedicated container vessel.

Our strategy is to time-charter our containerships to a geographically diverse, financially strong and loyal group of leading liner companies.

In November 2010, we completed an initial public offering of shares of our common stock and have since offered additional shares of common stock through follow-on offerings. In August 2013, we completed an offering of shares of 7.625% Series B Cumulative Redeemable Perpetual Preferred Stock (“Series B Preferred Stock”). Our common stock and Series B Preferred Stock are listed on the New York Stock Exchange. If any securities are to be listed or quoted on any other securities exchange or quotation system, the applicable prospectus supplement will so state.

We maintain our principal executive offices at 60 Zephyrou Street & Syngrou Avenue, 17564 Athens, Greece. Our telephone number at that address is +30-210-949-0050. We maintain a website at www.costamare.com. The information contained on or linked to or from our website is not incorporated herein by reference. Our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of our registered agent at such address is The Trust Company of the Marshall Islands, Inc.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and incorporated herein by reference and in the accompanying prospectus supplement for such issuance before investing in any securities that may be offered. For further details, see the section entitled “Where You Can Find Additional Information”.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our common stock. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a Marshall Islands corporation and our principal executive offices are located outside of the United States in Athens, Greece. All of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, all or a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. Federal or state securities laws.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may, from time to time, sell up to an aggregate public offering price of $300,000,000 of any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with this prospectus, as well as a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those particular securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. For further information pertaining to the securities offered by this prospectus and Costamare Inc., reference is made to the registration statement.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we file periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. As a “foreign private issuer”, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, but we are required to furnish certain proxy statements to stockholders under NYSE rules. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 1, 2013;

•

our Reports on Form 6-K, furnished to the SEC on April 24, 2013 and April 26, 2013, Exhibit 10.1 to our Report on Form 6-K, furnished to the SEC on May 29, 2013, Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on July 24, 2013, our Report on Form 6-K, furnished to the SEC on July 25, 2013, Exhibit 99.2 to our Report on Form 6-K, furnished to the SEC on October 23, 2013 and our Report on Form 6-K, furnished to the SEC on October 31, 2013;

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333-170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description; and

•

the description of our Series B Preferred Stock contained in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013 which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-179244), filed with the SEC on January 30, 2012, and any amendments or reports filed updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post- effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 20-F and our Reports on Form 6-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

We will provide, free of charge upon written or oral request, to each person to whom this prospectus is delivered, including any beneficial owner of the securities, a copy of any or all of the information that has been incorporated by reference into this prospectus, but which has not been delivered with the prospectus. Copies of these documents also may be obtained on the “Investors” section of our website at www.costamare.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests for such information should be made to us at the following address:

Costamare Inc.
60 Zephyrou Street &
Syngrou Avenue
17564 Athens, Greece
+30-210-949-0050
Attention: Anastassios Gabrielides

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our unaudited ratios of earnings to (a) fixed charges and (b) fixed charges and preferred stock dividends for the periods indicated, computed using amounts derived from our financial statements prepared in accordance with U.S. GAAP.

	Year Ended December 31,					Nine Months Ended September 30,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges(1)	2.54	2.41	2.18	2.16	2.00	2.18
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	2.54	2.41	2.18	2.16	2.00	2.16

(1)	For purposes of calculating the ratios of earnings to fixed charges and to fixed charges and preferred stock dividends:

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“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which include non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges and amortization of capitalized interest, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized), amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

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“preferred stock dividends” refer to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preferred stock and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds received from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	potential future vessel acquisitions and other investments;

•	additions to working capital; and

•	the repayment of indebtedness.

We may raise additional funds from time to time through equity or debt financings not involving the issuance of securities described in this prospectus, including borrowings under credit facilities, to finance our business and operations, new vessel acquisitions and other investments.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

A description of our common stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on October 27, 2010 which incorporates by reference the description of our common stock contained in our Registration Statement on Form F-1 (File No. 333- 170033), as amended, filed with the SEC on October 20, 2010, and any amendments or reports filed updating that description. A description of our Series B Preferred Stock can be found in our registration statement on Form 8-A (File No. 001-34934), filed with the SEC on August 2, 2013 which incorporates by reference the description of the Series B Preferred Stock contained in our prospectus filed with the SEC on July 31, 2013, pursuant to Rule 424(b) under the Securities Act, which prospectus constitutes a part of our registration statement on Form F-3 (File No. 333-179244), filed with the SEC on January 30, 2012, and any amendments or reports filed updating that description.

DESCRIPTION OF PREFERRED STOCK

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series. The issuance of shares of preferred stock may have the effect of discouraging, delaying or preventing a change of control of us or the removal of our management. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of shares of our common stock. For those shares of preferred stock, if any, that are deposited in an American Depositary Receipt facility pursuant to a deposit agreement, to be entered into with the depositary, the depositary or its nominee is deemed the shareholder (for additional details, see “Description of American Depositary Shares”).

The applicable prospectus supplement will describe the following terms of any series of preferred shares in respect of which this prospectus is being delivered:

•	the designation of the series;

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the number of shares in the series, which our board of directors may, except where otherwise provided in the preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

On August 7, 2013, we issued 2,000,000 shares of our Series B Preferred Stock. The terms of the statement of designation allow us to issue additional shares of the Series B Preferred Stock.

The description in the applicable prospectus supplement of any preferred stock we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable statement of designation or specimen stock certificate, which will be filed with the SEC if we offer preferred stock. For more information on how you can obtain copies of any statement of designation or specimen stock certificate if we offer preferred stock, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable statement of designation, the applicable specimen stock certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our debt securities would be issued under an indenture between us and a trustee. The debt securities we may offer may be convertible into common stock or other securities. The indenture, a form of which is included as an exhibit to the registration statement of which this prospectus is a part, will be executed at the time we issue any debt securities. Any supplemental indentures will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is a part.

The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement. The indenture will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

Because the following summaries of the material terms and provisions of the indenture and the related debt securities are not complete, you should refer to the form of the indenture and the debt securities for complete information on some of the terms and provisions of the indenture, including definitions of some of the terms used below, and the debt securities.

General

The provisions of the indenture do not limit the aggregate principal amount of debt securities which may be issued thereunder. Unless otherwise provided in a prospectus supplement, the debt securities will be our direct, unsecured and unsubordinated general obligations and will have the same rank in liquidation as all of our other unsecured and unsubordinated debt. The debt securities may be convertible into common stock or other securities if specified in the applicable prospectus supplement.

Payments

We may issue debt securities from time to time in one or more series. The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series. The debt securities may be denominated and payable in U.S. dollars or other currencies. We may also issue debt securities from time to time with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates.

Debt securities may bear interest at a fixed rate, which may be zero, a floating rate, or a rate which varies during the lifetime of the debt security. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

•	the specific designation;

•	any limit on the aggregate principal amount of the debt securities, their purchase price and denomination;

•	the currency in which the debt securities are denominated and/or in which principal, premium, if any, and/or interest, if any, is payable;

•	the date of maturity;

•	the interest rate or rates or the method by which the calculation agent will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

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whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

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the terms on which holders of the debt securities may convert or exchange these securities into or for common stock or other securities, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may make the conversion or exchange;

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information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositaries, authenticating or paying agents, transfer agents or registrars;

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whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

•	any material United States federal income tax or other income tax consequences, including, but not limited to:

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tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes; and

•	tax considerations applicable to any debt securities denominated and payable in non-United States currencies;

•	whether certain payments on the debt securities will be guaranteed under a financial insurance guarantee policy and the terms of that guarantee;

•	whether the debt securities will be secured;

•	any applicable selling restrictions; and

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any other specific terms of the debt securities, including any modifications to or additional events of default, covenants or modified or eliminated acceleration rights, and any terms required by or advisable under applicable laws or regulations.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and may be sold at a discount below their stated principal amount. The applicable prospectus supplement will contain information relating to income tax, accounting, and other special considerations applicable to original issue discount securities.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations or requirements provided in the indenture or the supplemental indenture or issuer order under which that series of debt securities is issued. Holders may transfer debt securities in bearer form and/or the related coupons, if any, by delivery to the transferee. If any of the securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt. Holders should review these provisions and understand which actions trigger an event of default and which actions do not. The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series-by-series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus as an event of default, having occurred and be continuing:

•	default is made for more than 30 days in the payment of interest, premium or principal in respect of the securities;

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we fail to perform or observe any of our other obligations under the securities and this failure has continued for the period of 60 days next following the service on us of notice requiring the same to be remedied;

•	our bankruptcy, insolvency or reorganization under any applicable bankruptcy, insolvency or insolvency related reorganization law;

•	an order is made or an effective resolution is passed for the winding up or liquidation of us; or

•	any other event of default provided in the supplemental indenture or issuer order, if any, under which that series of debt securities is issued.

Acceleration of Debt Securities Upon an Event of Default

The indenture provides that, unless otherwise set forth in a supplemental indenture:

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if an event of default occurs due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of us applicable to that series of debt securities but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to us may declare the principal of and accrued interest on the debt securities of such affected series (but not any other debt securities issued under the indenture) to be due and payable immediately;

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if an event of default occurs due to specified events of bankruptcy, insolvency or reorganization of us, the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately; and

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if an event of default due to a default in the performance of any other of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture for which any applicable supplemental indenture does not prevent acceleration under the relevant circumstances, voting as one class, by notice in writing to us may declare the principal of all debt securities and interest accrued on the debt securities to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf

The indenture provides that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of debt securities issued under the indenture relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the indenture contains a provision entitling the trustee, subject to the duty of the trustee to act with the required standard of care during a default, to be indemnified to its satisfaction by the holders of debt securities issued under the indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder

The indenture provides that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•	the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have:

•	requested the trustee to institute that action; and

•	offered the trustee indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

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the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions:

Discharge of Indenture. We may discharge all of our obligations, other than as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of and interest on all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

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irrevocably deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, those debt securities. However, the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption, within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance in this prospectus. We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants and elect not to comply with those covenants without creating an event of default. Discharge under those procedures is called covenant defeasance.

Defeasance or covenant defeasance may be effected only if, among other things:

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we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of and interest on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased; and

•	we deliver to the trustee an opinion of counsel to the effect that:

•	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

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the defeasance or covenant defeasance will not otherwise alter those holders’ United States federal income tax treatment of principal and interest payments on the series of debt securities being defeased; and

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in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency;

•	establish the forms or terms of debt securities of any series; or

•	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities. However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each holder that would be affected by the change:

•	extend the final maturity of the security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

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alter the terms on which holders of the debt securities may convert or exchange debt securities for common stock or other securities, other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the debt securities;

•	impair the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture.

Form of Debt Security

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either:

•	in registered form, where our obligation runs to the holder of the security named on the face of the security; or

•	in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, we may, at any time and in our sole discretion, decide not to have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Bearer Global Securities. The securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme or with a nominee for the depositary identified in the prospectus supplement relating to those securities. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any securities to be represented by a bearer global security will be described in the prospectus supplement relating to those securities.

New York Law to Govern

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. A series of warrants may be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of any applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the amount of warrants outstanding;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant certificate or warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF THE UNITS

We may issue units consisting of common stock, preferred stock, warrants, rights and debt securities, or in combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

The applicable prospectus supplement relating to any series of units will describe the terms of the units, including, where applicable, the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find Additional Information” beginning on page 4 of this prospectus. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

ADSs represent ownership interests in securities that are on deposit with a depositary bank. ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). We may issue ADSs representing preferred stock in one or more series. We will evidence each series of ADSs by ADRs that we will issue under a separate agreement that we will enter into with a depositary. We will indicate the name and principal executive office of the depositary and the particular terms of any ADSs in the applicable prospectus supplement relating to such ADSs.

The applicable prospectus supplement will describe the following terms of any ADSs in respect of which this prospectus is being delivered:

•	the amount of deposited securities represented by one unit of ADRs;

•	any procedure for voting the deposited securities;

•	any procedure for collecting and distributing dividends;

•	the procedures for transmitting notices, reports and proxy soliciting material;

•	the sale or exercise of rights;

•	the deposit or sale of securities resulting from dividends, splits or plans of reorganization;

•	any redemption provisions;

•	the amendment, extension or termination of the deposit arrangements;

•	the rights that holders of ADRs have to inspect the books of the depositary and the list of receipt holders;

•	any restrictions on the right to transfer or withdraw the underlying securities;

•	any limitation on the depositary’s liability; and

•	all fees and charges that a holder of ADRs will have to pay, either directly or indirectly.

PLAN OF DISTRIBUTION

We may offer and sell, from time to time, some or all of the securities covered by this prospectus up to an aggregate public offering price of $300,000,000. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or sold.

Securities covered by this prospectus may be sold from time to time, in one or more transactions, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change, at varying prices determined at the time of sale or at negotiated prices, by a variety of methods including the following:

•	on the NYSE or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	as settlement of short sales entered into after the date of the prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through broker-dealers, who may act as agents or principals;

•	through sales “at the market” to or through a market-maker;

•	in a block trade, in which a broker-dealer will attempt to sell a block as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents;

•	in options transactions;

•	over the Internet;

•	any other method permitted pursuant to applicable law; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

In addition, we may sell any securities covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus.

In connection with the sale of securities covered by this prospectus, broker-dealers may receive commissions or other compensation from us in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the securities for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from us or from purchasers of the securities for whom they act as agents. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of the securities by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the securities covered by this prospectus or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge securities pursuant to the margin provisions of any customer agreements with brokers. Upon default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the securities covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of securities covered by this prospectus being offered and the terms of the offering, including the expected issue price or method of determining the price, the time period during which the offer will be open and whether the purchase period may be extended or shortened, the method and time limits for paying up and delivering securities, name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, we would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent and that the underwriter or underwriters with respect to a sale of the covered securities will be obligated to purchase all of the covered securities if any such securities are purchased. We may grant to the underwriter or underwriters an option to purchase additional securities at the public offering price, as may be set forth in the revised prospectus or applicable prospectus supplement. If we grant any such option, the terms of the option will be set forth in the revised prospectus or applicable prospectus supplement.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or “FINRA”, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act. If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any FINRA member participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make.

We will bear all costs relating to all of the securities being registered under the registration statement of which this prospectus is a part.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with a possible offering of $300,000,000 of the securities registered under this registration statement.

SEC Registration Fee		$32,683
Printing		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
NYSE Fees		*
FINRA Fee		38,563
Miscellaneous Costs		*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus and certain other matters relating to Marshall Islands law will be passed upon for us by Cozen O’Connor, New York, New York. Certain other legal matters relating to United States law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Costamare Inc., appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports, given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, GR14451, Metamorphosi Athens, Greece.

4,000,000 Shares

8.75% Series D Cumulative Redeemable Perpetual
Preferred Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

UBS Investment Bank

Credit Suisse

J.P. Morgan

Stifel

May 6, 2015